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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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Air Lease Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

March 25, 2013

Dear Fellow Stockholder:

        Your officers and directors join me in inviting you to attend the 2013 Annual Meeting of Stockholders at 7:30 a.m., Pacific time, on Wednesday, May 8, 2013, at Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067.

        The expected items of business for the meeting are described in detail in the attached Notice of 2013 Annual Meeting of Stockholders and Proxy Statement.

        We look forward to seeing you on May 8th.

Sincerely,

Steven F. Udvar-Házy Chairman and Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	7:30 a.m., Pacific time, on Wednesday, May 8, 2013
Location:	Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067
Agenda:	(1)	Elect nine directors, each to serve for a one-year term;
	(2)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013;
	(3)	Approve the material terms allowing for certain performance-based awards to be granted under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan;
	(4)	Approve certain performance-based awards granted under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan;
	(5)	Approve the Air Lease Corporation 2013 Cash Bonus Plan;
	(6)	Advisory vote to approve named executive officer compensation; and
	(7)	Act upon such other matters as may properly come before the meeting.
Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record on March 13, 2013.
Voting:
Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote your shares before the meeting. If you are a record holder, you may vote your shares by mail, telephone or the Internet. If your shares are held by a broker or other nominee, you must follow the instructions of your broker or nominee to vote your shares.
Annual Report:
Copies of our 2012 Annual Report to Stockholders (the "Annual Report"), including audited financial statements, are being made available to stockholders concurrently with the accompanying proxy statement. We anticipate that these materials will first be made available to stockholders on or about April 2, 2013. You may also access our 2012 Annual Report on Form 10-K, which we have filed with the Securities and Exchange Commission, on our website at http://www.airleasecorp.com.

    Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held on May 8, 2013: Our Proxy Statement and Annual Report are available online at http://www.proxyvote.com

By Order of the Board of Directors,
Carol H. Forsyte
Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Los Angeles, California March 25, 2013

Page
GENERAL INFORMATION	1
CORPORATE GOVERNANCE	4
Board of Directors	4
Director Independence	4
Executive Sessions of Non-Employee Directors	4
Committees of the Board of Directors	4
The Board of Directors' Role in Risk Oversight and Board Leadership Structure	5
Corporate Governance Guidelines and Code of Business Conduct	6
Compensation Committee Interlocks and Insider Participation	6
Consideration of Director Candidates	7
Communications with the Board of Directors	7
Section 16(a) Beneficial Ownership Reporting Compliance	7
Director Compensation	8
Director Compensation Summary	9
ITEMS OF BUSINESS	10
Proposal 1: Election of Directors	10
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	13
Proposal 3: Approval of the Material Terms Allowing for Certain Performance-Based Awards to be Granted under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan	14
Proposal 4: Approval of Certain Performance-Based Awards Granted under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan	23
Proposal 5: Approval of the Company's 2013 Cash Bonus Plan	25
Proposal 6: Advisory Vote to Approve Named Executive Officer Compensation	27
OWNERSHIP OF AIR LEASE CORPORATION CLASS A COMMON STOCK	29
EXECUTIVE COMPENSATION	34
Compensation Committee Report	34
Compensation Discussion and Analysis	34
Executive Compensation Tables	42
Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control	46
AUDIT-RELATED MATTERS	54
Audit Committee Report	54
Independent Auditor Fees and Services	54
Auditor Services Pre-Approval Policy	54
OTHER MATTERS	56
Certain Relationships and Related Person Transactions	56
Stockholder Proposals and Director Nominations for our 2014 Annual Meeting of Stockholders	57
Appendix A	A-1
Appendix B	B-1

i

Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

PROXY STATEMENT
for the
2013 ANNUAL MEETING OF STOCKHOLDERS

General Information

When and where is the Annual Meeting being held?

        The Annual Meeting will be held on Wednesday, May 8, 2013, at 7:30 a.m., Pacific time, at Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067.

What is the purpose of this Proxy Statement?

        The Board of Directors is providing you with this Proxy Statement to solicit your voting proxy for the Annual Meeting. It provides you with information to help you decide how you want your shares to be voted at the Annual Meeting. This Proxy Statement, the Notice of Annual Meeting and a form of proxy are first being made available to stockholders on or about April 2, 2013.

Who can vote at the Annual Meeting?

        Holders of record of the 99,455,339 shares of our Class A Common Stock outstanding on March 13, 2013, which is the "record date" for the Annual Meeting, are entitled to one vote for each share held. There is no cumulative voting. Holders of our Class B Non-Voting Common Stock are not entitled to vote on any item of business on the agenda for the Annual Meeting.

Who is a "holder of record"?

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a "holder of record." If your shares are held in a brokerage account, by a financial institution or by another holder of record, you are considered the "beneficial owner" of the shares, and they are considered held in "street name."

Who is paying the costs of soliciting proxies?

        The Company is paying the costs of soliciting proxies on behalf of the Board of Directors. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in writing or by telephone for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians and nominees for their reasonable expenses in providing these materials to their beneficial holders. We have hired D.F. King & Co., Inc., a professional advisory firm, to assist us in proxy solicitation. We will pay D.F. King & Co., Inc. $10,000 plus reimbursement of out-of-pocket expenses.

What is the quorum requirement for the Annual Meeting?

        For stockholders to take action at the Annual Meeting, a majority of the shares of our Class A Common Stock outstanding on the record date must be present or represented at the Annual Meeting. Abstentions and broker non-votes are counted for this purpose.

What is a broker non-vote?

        A broker non-vote occurs when a broker does not receive voting instructions from a beneficial owner and does not have discretionary authority under applicable rules to vote on a proposal. At the Annual Meeting, we understand that brokers have discretionary authority to vote only on the proposal to ratify the appointment of our independent registered public accounting firm.

How do I cast my vote?

        Holders of record may vote by mail, telephone or the Internet. Holders of record may also vote in person at the Annual Meeting. If you are a beneficial owner, your broker should send you voting instructions. Beneficial owners who want to attend and vote in person at the Annual Meeting will need to obtain a legal proxy from their broker and present it with their ballot.

How can I change my vote?

        Holders of record can revoke a prior proxy vote by submitting a later-dated proxy, by voting in person at the Annual Meeting, or by sending a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement so that it arrives no later than the close of business on May 7, 2013. If you are a beneficial owner, you will need to contact your broker to obtain instructions on how to change your vote.

Who are the proxies?

        The named proxies for the Annual Meeting are Steven F. Udvar-Házy and Carol H. Forsyte, and they will follow all properly submitted voting instructions. They will vote as the Board of Directors recommends as to any submitted instructions that do not direct how to vote on any item of business, and will vote in their judgment on any other matters properly presented at the Annual Meeting.

What are the votes required to approve the proposals?

        Election of Directors.    The Company's Bylaws provide that to be elected, a director nominee must receive the affirmative vote of the holders of a majority of the shares present in person or by proxy, and entitled to vote, at the Annual Meeting. Abstentions will have the same effect as a vote "Against" the director nominee. Broker non-votes will have no effect on the outcome of the director election.

        Ratification of Appointment of KPMG as our Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote "Against" the proposal.

        Advisory Vote to Approve Named Executive Officer Compensation.    With regard to the stockholder advisory vote on executive compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required for the advisory approval. Abstentions will have the same effect as a vote "Against" the proposal. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors

        Other Proposals.    Approval of each other proposal requires the affirmative vote of the holders of a majority of the shares present in person or by proxy, and entitled to vote thereon, at the Annual Meeting. Abstentions will have the same effect as an "Against" vote. Broker non-votes will have no effect on the outcome of the proposal.

Are there any dissenters' rights available?

        There are no rights of appraisal or other rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

Who will serve as the inspector of the election?

        We have engaged Broadridge Financial Solutions to count the votes and act as an independent inspector of the election.

How can I obtain directions to be able to attend the meeting and vote in person?

        You may request directions to the location of the Annual Meeting by sending a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement.

Corporate Governance

Board of Directors

        Our Board of Directors is composed of nine members: John G. Danhakl, Matthew J. Hart, Robert A. Milton, John L. Plueger, Antony P. Ressler, Wilbur L. Ross, Jr., Ian M. Saines, Ronald D. Sugar and Steven F. Udvar-Házy. Our directors serve until their successors are duly elected and qualified at the stockholders' annual meeting each year. Certain information regarding our directors is set forth below in Proposal 1: Election of Directors. There are no family relationships among any of our directors or executive officers.

        Our Board of Directors held fourteen meetings in 2012. Each of the directors standing for re-election at the Annual Meeting attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he served other than Antony P. Ressler who attended 72% of such meetings. We expect but do not require our directors to attend the annual meeting of stockholders each year. All of our directors who stood for election at the 2012 annual meeting attended that meeting other than Messrs. Ressler and Ross.

Director Independence

        Pursuant to the listing standards of the New York Stock Exchange (the "NYSE"), a director employed by us cannot be deemed to be an "independent director." Each other director will qualify as "independent" only if our Board of Directors affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Accordingly, our Board of Directors has affirmatively determined that seven of our nine directors are independent in accordance with the NYSE rules. Each of Messrs. Danhakl, Hart, Milton, Ressler, Ross and Saines and Dr. Sugar is independent, and Mr. Milton serves as our lead independent director. Messrs. Udvar-Házy and Plueger are not independent because they are employees of the Company.

Executive Sessions of Non-Employee Directors

        As part of the Board of Directors' regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Mr. Milton, as lead independent director, schedules and chairs the executive sessions.

Committees of the Board of Directors

        Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees is composed solely of independent directors under the NYSE rules. Our Board of Directors has adopted a charter for each committee that is available on our website at www.airleasecorp.com.

        Audit Committee.    Our audit committee consists of Messrs. Hart, Milton and Ross. Mr. Hart is the Chairman of the audit committee. Our audit committee's duties include, but are not limited to, monitoring (1) the integrity of the financial statements of the Company, (2) the independent registered public accounting firm's qualifications and independence, (3) the performance of our internal audit function and independent registered public accounting firm, (4) our compliance with legal and regulatory requirements and (5) our overall risk profile. Our audit committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

        Our audit committee must at all times be composed exclusively of directors who are "financially literate" as defined under the NYSE listing standards. The audit committee also must have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in the individual's financial sophistication, and who qualifies as an "audit committee financial expert," as defined under the rules and regulations of the Securities and Exchange Commission ("SEC"). All of our audit committee members are financially literate, and our Board of Directors has determined that Mr. Hart is our audit committee financial expert.

        In addition to being "independent" under NYSE rules, each member of our audit committee also meets the independence requirements of the SEC for purposes of serving on an audit committee.

        Our audit committee held four meetings in 2012.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of Messrs. Milton and Hart and Dr. Sugar. Mr. Milton is the Chairman of the nominating and corporate governance committee. Our nominating and corporate governance committee monitors the implementation of sound corporate governance principles, practices and risks and will, among other things: (1) identify individuals believed to be qualified to become a member of our Board of Directors and select or recommend candidates for all directorships to be filled, (2) annually review and recommend changes, as appropriate, to our corporate governance guidelines and (3) oversee the evaluation of our Board of Directors. Our nominating and corporate governance committee also reviews and approves all related party transactions in accordance with our policies with respect to such matters.

        Our nominating and corporate governance committee held two meetings in 2012.

        Compensation Committee.    Our compensation committee consists of Dr. Sugar and Messrs. Danhakl and Ressler. Dr. Sugar is the Chairman of the compensation committee. Our compensation committee has overall responsibility for evaluating, and approving or recommending, all of our compensation plans, policies and programs as they affect the executive officers, including the Chief Executive Officer, as well as overseeing the evaluation of management and succession planning for executive officer positions and to review risk exposures related to its areas of responsibility. The compensation committee also oversees preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board of Directors whether to so include the compensation discussion and analysis and provides an accompanying report to be included in our annual proxy statement.

        In addition to being "independent" under NYSE rules, each member of our compensation committee also qualifies as a "non-employee director" under SEC rules and as an "outside director" under Section 162(m) of the Internal Revenue Code for purposes of serving on a compensation committee.

        Our compensation committee held four meetings in 2012.

The Board of Directors' Role in Risk Oversight and Board Leadership Structure

        The Board of Directors has delegated risk oversight responsibilities to the audit committee, except for risks relating to executive compensation. In accordance with its charter, the audit committee is responsible for monitoring the Company's policies and practices with respect to risk assessment and risk management. The audit committee periodically meets with our senior executives to discuss, among other things, material risks to our business. The audit committee also periodically meets with representatives of our independent registered public accounting firm. The Chairman of the audit committee will report to the full Board of Directors regarding material risks as deemed appropriate.

        The compensation committee provides oversight with respect to risks that may arise from our compensation arrangements and policies. This is accomplished on an ongoing basis through the compensation committee's review and approval of specific arrangements and policies to ensure that they are consistent with our overall compensation philosophy and our business goals. The compensation committee periodically discusses any risk-related concerns with senior management and with its outside compensation consultant. The Chairman of the compensation committee will report to the full Board of Directors regarding any material risks as deemed appropriate. In view of this oversight and based on our ongoing assessment, we do not believe that our present employee compensation arrangements, plans, programs or policies are likely to have a material adverse effect on the Company.

        The Board of Directors believes that its governance structure supports the Board's role in risk oversight. Independent directors chair each of the Board committees responsible for risk oversight. The Company has a lead independent director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks. Our Board of Directors has determined that the combined role of Chairman and Chief Executive Officer provides strong and unambiguous leadership in our relationship-driven industry, appropriately balanced by independent oversight of management through the presence of our lead independent director and the governance structure of our Board of Directors described above.

Corporate Governance Guidelines and Code of Business Conduct

        Corporate Governance Guidelines.    Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. The Guidelines are intended to serve as a flexible framework for the conduct of the Board of Directors' business and not as a set of legally binding obligations. The Guidelines describe the Board of Directors' responsibilities, the qualification criteria for serving as a director, and standards for the conduct of meetings and establishing and maintaining committees. The Guidelines also confirm that the directors will have full and free access to officers and employees of the Company and have authority to retain independent advisors as necessary and appropriate in carrying out their activities. In addition, the Guidelines establish frameworks for director compensation, director orientation and continuing education, and an annual evaluation of the Board and its committees and of the Guidelines. Finally, the Guidelines charge the compensation committee with oversight of management evaluation and succession, and detail the Company's policies regarding confidentiality and communications between our Board of Directors and the press and media on matters pertaining to the Company. Our Corporate Governance Guidelines are available on our website at www.airleasecorp.com.

        Code of Business Conduct and Ethics.    Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, employees and officers. Among other things, the Code of Business Conduct and Ethics is intended to ensure fair and accurate financial reporting, to promote ethical conduct and compliance with applicable laws and regulations, to provide guidance with respect to the handling of ethical issues, to foster a culture of honesty and accountability and to deter wrongdoing. It also requires disclosure to us of any situation, transaction or relationship that may give rise to any actual or potential conflict of interest. Such conflicts must be avoided unless approved by our nominating and corporate governance committee. The Code of Business Conduct and Ethics prohibits our employees, officers and directors from taking, or directing a third party to take, a business opportunity that is discovered through the use of our property. A copy of our Code of Business Conduct and Ethics is available on our website at www.airleasecorp.com.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or the compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.

 Consideration of Director Candidates

        Our nominating and corporate governance committee is responsible for identifying and evaluating director candidates based on the perceived needs of the Board of Directors at the time made. Among other attributes, our nominating and corporate governance committee may consider a director candidate's diversity of background and personal experience. In this context, diversity may encompass a candidate's educational and professional history, community or public service, expertise or knowledge base and certain unique personal characteristics, as well as the candidate's race, ethnicity, national origin and gender. The nominating and corporate governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate's background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and corporate governance committee considers in evaluating candidates.

        The most important characteristic of any director candidate is his or her ability to faithfully represent the interests of our stockholders. Other important qualities include the candidate's integrity, judgment and independence of thought; an absence of conflicting time commitments; financial literacy; leadership experience; and a fit of abilities and personality that helps build an effective, collegial and responsive Board of Directors.

        Any stockholder may recommend a director candidate for our nominating and corporate governance committee to consider by submitting the candidate's name and qualifications to us in care of the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. Director candidates recommended by a stockholder are considered in the same manner as any other candidates, although the nominating and corporate governance committee may prefer candidates who are personally known to the existing directors and whose reputations are highly regarded. Our nominating and corporate governance committee has not retained professional search firms to assist it in recruiting potential director candidates.

        Our bylaws provide that stockholders of record seeking to nominate candidates for election as directors at our annual meeting of stockholders (or to bring other business before our annual meeting of stockholders) may do so by providing timely notice of their intent in writing. To be timely, the notice from the stockholder of record must be delivered to the Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the annual meeting. Our bylaws also specify certain requirements as to the form and content of the necessary notice. For more information, see the section below titled Stockholder Proposals and Director Nominations for our 2014 Annual Meeting of Stockholders.

 Communications with the Board of Directors

        Stockholders and any other interested parties who wish to communicate with the Board of Directors or an individual director, including our lead independent director, may send a letter to the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Board Communication" or "Director Communication." All such letters must clearly state the author's interest in the Company and whether the intended recipients are all members of the Board of Directors or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during 2012 under Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.

Director Compensation

        Our Board of Directors sets non-employee director compensation based on recommendations from the compensation committee. Messrs. Udvar-Házy and Plueger do not receive separate compensation for their service on our Board of Directors. The compensation committee has engaged Exequity as an independent consultant to provide advice with respect to compensation decisions for the non-employee directors of our Board of Directors, as well as for our executive officers. The independent consultant assists in obtaining market information and designing various aspects of our compensation program for the directors.

        With respect to 2012, we provided the non-employee members of our Board of Directors with an annual retainer in the amount of $80,000 payable in quarterly installments. In addition, the Chairmen of our compensation committee and nominating and corporate governance committee each received an additional annual retainer of $20,000, while the other members of our compensation committee and nominating and corporate governance committee each received an additional annual retainer of $10,000. The Chairman of our audit committee received an additional annual retainer of $35,000, while the other members of the audit committee each received an additional annual retainer of $15,000. Our lead independent director received an additional annual retainer of $50,000. As a matter of policy, each director could elect to have his retainer paid in cash or shares of our Class A Common Stock, or a combination thereof. However, to date we have paid our directors' retainers in cash only.

        We reimbursed directors for travel and lodging expenses incurred in connection with their attendance at meetings. We also have entered into agreements with each of our non-employee directors to provide them with indemnification and advancement of expenses to supplement that provided under our certificate of incorporation and bylaws, subject to certain requirements and limitations.

        Finally, each current non-employee director and each non-employee director who joins our Board of Directors in the future has received or will receive an initial grant of restricted stock units ("RSUs") to be settled in shares of Class A Common Stock pursuant to our Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan (the "2010 ALC Equity Incentive Plan"). Our current non-employee directors received their initial grants upon the consummation of our initial public offering, and the number of RSUs awarded equaled $120,000, divided by the initial public offering price. Under our current plan, the aggregate value of initial awards of RSUs to non-employee directors who join our Board of Directors in the future will equal $120,000, based on the closing price of our Class A Common Stock on the date of grant. Following such initial grants, each non-employee director will receive an annual award of RSUs to be settled in shares of Class A Common Stock with an aggregate value equal to $80,000 (the "Annual Director Grant"), based on the closing price of our Class A Common Stock on the date of grant. On May 10, 2012, each non-employee director received the Annual Director Grant, other than Mr. Saines who voluntarily declined receipt of an award pursuant to the policies of his employer. All RSUs awarded to our non-employee directors vest in full on the first anniversary of the grant date, and if the Board of Directors service of such a director terminates for any reason, the RSUs will vest on a daily prorated basis according to the number of days between the grant date and the termination of service, divided by 365.

        Our Board of Directors has adopted stock ownership guidelines for all non-employee directors. Each non-employee director has five years from the time he becomes subject to these guidelines to achieve ownership of Class A Common Stock equivalents with an aggregate market value equal to three times the amount of the then current cash retainer fee for service on our Board of Directors. For a non-employee director, Class A Common Stock equivalents are shares of Class A Common Stock personally owned by the director, shares of Class A Common Stock underlying vested RSUs awarded to a director and shares of Class A Common Stock underlying unvested RSUs awarded to a director that are subject to time-based vesting only.

Director Compensation Summary

        The following table sets forth compensation paid to or earned by the individuals who served as non-employee directors of our Company during 2012.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mr. Danhakl(3)	$90,000	$80,000	$170,000
Mr. Hart	$125,000	$80,000	$205,000
Mr. Milton	$165,000	$80,000	$245,000
Mr. Ressler(4)	$90,000	$80,000	$170,000
Mr. Ross	$95,000	$80,000	$175,000
Mr. Saines(5)	$80,000	$0	$80,000
Dr. Sugar	$110,000	$80,000	$190,000
Mr. Péretié(6)	$0	$0	$0

(1)
Fees Earned or Paid in Cash: The amount shown for each non-employee director is composed of his annual retainer fees and committee and/or Chairmanship fees.

(2)
Stock Awards: On May 10, 2012, each current non-employee directors was granted an award of RSUs covering 3,377 shares, other than Mr. Saines who voluntarily declined receipt of an award pursuant to the policies of his employer, the Commonwealth Bank of Australia. Each RSU represents a contingent right to receive one share of our Class A Common Stock. This award vests in full on May 10, 2013. The dollar amounts shown reflect $23.69 per share for all directors which is the grant date fair value of one share of Class A Common Stock.

(3)
Mr. Danhakl has assigned his fees earned or paid in cash to Leonard Green & Partners, L.P. ("LGP"). The stock awards are held by Mr. Danhakl for the benefit of LGP. Mr. Danhakl is a Managing Partner at LGP. Mr. Danhakl disclaims beneficial ownership of these stock awards except to the extent of his pecuniary interest in these awards.

(4)
Mr. Ressler has assigned his fees earned or paid in cash to Ares Management LLC ("Ares"). The stock awards are held by Mr. Ressler for the benefit of Ares and certain funds managed by or affiliated with Ares (together with Ares, the "Ares Entities"). Mr. Ressler is associated with Ares and certain of the other Ares Entities. Pursuant to the policies of the Ares Entities, Mr. Ressler must hold these stock awards as a nominee on behalf of, and for the sole benefit of, the Ares Entities. Mr. Ressler disclaims beneficial ownership of these stock awards.

(5)
Pursuant to the policies of the Commonwealth Bank of Australia, Mr. Saines has assigned his fees earned or paid in cash to the Commonwealth Bank of Australia. Mr. Saines is the Group Executive of the Institutional Banking and Markets Division of the Commonwealth Bank of Australia.

(6)
Mr. Péretié served as a non-employee director of the Company during 2011 and until his resignation on January 13, 2012.

 Items of Business

Proposal 1: Election of Directors

        At the Annual Meeting, the Board of Directors is recommending to stockholders that Messrs. Danhakl, Hart, Milton, Plueger, Ressler, Ross, Saines, and Udvar-Házy and Dr. Sugar each be elected as a director to serve for a one-year term ending at the 2014 annual meeting of stockholders. Each nominee is currently a director, has consented to be nominated and has agreed to serve as a director if re-elected. Should any of these individuals become unable to serve as a director prior to the Annual Meeting, the proxies for the Annual Meeting will, unless otherwise directed, vote for the election of such other individual as the Board of Directors may recommend.

        Under our bylaws, the election of each director nominee will require the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote, at the Annual Meeting. Abstentions will have the same effect as a vote "Against" the director nominee. Broker non-votes will have no effect on the outcome of the director election.

        The Board of Directors recommends that you vote "FOR" the election to the Board of Directors of each of the nine nominees.

        A summary of each nominee's principal occupation, recent professional experience, directorships at other public companies for at least the past five years, and certain other qualifications, is provided below:

        John G. Danhakl, age 57, has served as one of our directors since May 2010. He is a Managing Partner at Leonard Green & Partners, L.P., a private equity firm, which he joined in 1995. Prior to joining Leonard Green & Partners, L.P., Mr. Danhakl was a Managing Director in the Los Angeles office of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), an investment banking firm, which he joined in 1990. Mr. Danhakl presently serves on the board of directors of the Arden Group, Inc., IMS Health, Inc., J.Crew Group, Inc., Neiman Marcus Group, Inc., and PETCO Animal Supplies, Inc. He has previously served on the board of directors of AsianMedia Group, LLC, Big 5 Sporting Goods Corporation, Communications and Power Industries, Inc., Diamond Triumph Auto Glass, Inc., Liberty Group Publishing, Inc., MEMC Electronic Materials, Inc., Phoenix Scientific, Inc., Rite Aid Corporation, Sagittarius Brands, Inc. and VCA Antech. Mr. Danhakl received his B.A. Economics from the University of California at Berkeley and received a Master of Business Administration from Harvard Business School.

        Mr. Danhakl brings substantial financial and strategic experience to our Board of Directors. With more than 25 years of experience in the investment banking and private equity industries and with service on numerous boards, Mr. Danhakl represents a key resource to our Board of Directors for matters relating to corporate finance and business strategy.

        Matthew J. Hart, age 60, has served as one of our directors since May 2010. Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, a global hospitality company, from May 2004 until the buyout of Hilton by the Blackstone Group in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of The Walt Disney Company and Executive Vice President and Chief Financial Officer for Host Marriott Corp. Mr. Hart currently serves on the board of directors of US Airways Group Inc. and Great American Group, Inc. Mr. Hart received his Bachelor of Arts from Vanderbilt University and received a Master of Business Administration from Columbia University.

        Mr. Hart possesses significant executive experience in the hotel industry and currently serves on the board of directors of a major U.S. airline. Mr. Hart provides our Board of Directors with an important combination of management, airline industry and financial expertise. His experience as the chief financial officer of two Fortune 500 companies, and his service on the audit committees of two other public companies, make him instrumental in helping our Board of Directors implement business and financial strategy.

        Robert A. Milton, age 52, has served as one of our directors since April 2010. Mr. Milton is our lead independent director. Mr. Milton is the former Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc., a holding company for Air Canada and other aviation interests ("ACE") from 2004 until June 2012. He also was the President of ACE from 2004 until 2011. Mr. Milton was also the Chairman of Air Canada until December 2007. He held the position of President and Chief Executive Officer of Air Canada from August 1999 until December 2004. He previously served on the board of directors of Aeroplan Income Fund and Jazz Air Income Fund as Chairman, as well as US Airways. He is currently a director of the Smithsonian National Air & Space Museum. Mr. Milton served as Chair of the International Air Transport Association's Board of Governors from 2005 to 2006. He is one of the past Chairmen of the Georgia Tech Advisory Board and currently serves as a Trustee of the Georgia Tech Foundation. Mr. Milton received his Bachelor of Science degree in Industrial Management from the Georgia Institute of Technology.

        Mr. Milton's extensive experience in the aviation industry, including his many years with Air Canada, provides our Board of Directors with deep industry experience. Our Board of Directors has benefited from Mr. Milton's many relationships in the aircraft manufacturing, aircraft leasing and airline industries. Mr. Milton's management experience and understanding of the aircraft leasing industry make him an ideal choice to act as our lead independent director.

        John L. Plueger, age 58, has served as our President and Chief Operating Officer since March 2010 and as one of our directors since April 2010. Mr. Plueger has more than 26 years of aviation industry and aircraft leasing experience, 23 of which were with International Lease Finance Corporation where he served as acting Chief Executive Officer from February 2010 to March 2010, as President and Chief Operating from 2002 to February 2010 and on its board of directors from 2002 to 2010. Mr. Plueger's professional experience also includes testifying before the U.S. House of Representatives as an aircraft leasing industry expert witness as well as responding to European Commission formal inquiries concerning aerospace industry related mergers and acquisitions. Mr. Plueger is a Certified Public Accountant and is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and single /multi engine and instrument instructor ratings. Mr. Plueger is a member of the board of directors of the Smithsonian National Air and Space Museum, and also serves on the board of directors of the Wings Club. He received his Bachelor of Arts degree from the University of California, Los Angeles and is a Certified Director from the UCLA Anderson Graduate School of Management's Corporate Director Certification Program.

        Mr. Plueger has more than 26 years of aviation industry and aircraft leasing experience, providing our Board of Directors with an in-depth understanding of our business. His many years of business, financial, accounting, managerial and executive experience in our industry make him an invaluable member of our Board of Directors.

        Antony P. Ressler, age 52, has served as one of our directors since May 2010. Mr. Ressler is a Founding Member and Chairman of the Executive Committee of Ares Management LLC, a global alternative asset manager, which he co-founded in 1997. Mr. Ressler also serves as a Senior Partner of the Ares Private Equity Group. Mr. Ressler previously co-founded Apollo Management, L.P., a private investment firm based in New York, in 1990. Mr. Ressler also serves on the board of directors of Ares Capital Corporation, a publicly traded business development company, and on the boards of private companies owned or controlled by Ares Management LLC or its affiliated funds. Mr. Ressler previously served on the boards of directors of Samsonite Corporation and WCA Waste Corporation. In the non-profit sector, Mr. Ressler serves as a member of the Executive Committee of the Board of Directors of the Cedars Sinai Medical Center, as Finance Chair and a member of the Executive

Committee of the Los Angeles County Museum of Art, as a board member of the Campbell Hall Episcopal School in Studio City, California and as a Founder and Co-Chairman of the Alliance for College Ready Public Schools, a high performing group of 16 charter high schools and middle schools based in Los Angeles. Mr. Ressler is also one of the founding members of the board and Finance Chair of the Painted Turtle Camp, a southern California based organization (affiliated with Paul Newman's Hole in the Wall Association), which was created to serve children dealing with chronic life threatening illnesses by creating memorable, old-fashioned camping experiences. Mr. Ressler received his Bachelor of Science degree in Foreign Service from Georgetown University and his Master of Business Administration from Columbia University.

        Mr. Ressler brings to our Board of Directors more than 25 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries. His broad perspective on the investment management industry provides our Board of Directors with critical knowledge and analysis of finance, financial products and business strategy.

        Wilbur L. Ross, Jr., age 75 became one of our directors in November 2010. Wilbur L. Ross, Jr. is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a private equity firm. Mr. Ross is currently a member of the board of directors of Ocwen Financial Corporation, a financial services holding company; International Textile Group, Inc., a global, diversified textile provider; EXCO Resources, Inc. an oil and natural gas exploration and development company; ArcelorMittal N.V., a steel company; Assured Guaranty Ltd., a holding company that provides credit protection products to the United States and international public finance, infrastructure and structured finance markets; The Governor and Company of the Bank of Ireland, a commercial bank operation in Ireland, BankUnited, Inc., a savings and loan holding company; Navigator Holdings Ltd., a provider of international seaborne transportation services; Sun Bancorp, a bank holding company; Talmer Bancorp, a bank holding company and Plascar Participacoes SA, a manufacturer of automotive interiors. Mr. Ross formerly served as a member of the board of directors of International Coal Group from April 2005 to June 2011, Montpelier Re Holdings Ltd., a reinsurance company, from 2006 to March 2010; The Greenbrier Companies, a supplier of transportation equipment and services to the railroad industry from June 2009 until January 2013 and Syms Corp., a retail store operator, from 2000 through 2007. Mr. Ross was Executive Managing Director of Rothschild Inc. for 24 years before acquiring that firm's private equity partnerships in 2000. Mr. Ross is a graduate of Yale University and of Harvard Business School. Through the course of Mr. Ross' career, he has served as a principal financial adviser to, investor in, and director of various companies across the globe operating in diverse industries, and he has assisted in restructuring more than $300 billion of corporate liabilities. Mr. Ross possesses unique skills, qualities and experience, as evidenced by his background, which we believe adds significant value to board discussions and to our success.

        Ian M. Saines, age 50, has served as one of our directors since June 2010. Mr. Saines is Group Executive of the Institutional Banking and Markets division of Commonwealth Bank, which he joined in 2004. He is responsible for managing Commonwealth Bank's relationships with major corporate, institutional and government clients and providing a full range of capital raising, transactional and risk management products and services. Prior to joining Commonwealth Bank, Mr. Saines was a Management Committee member of Zurich Capital Markets Asia, the investment banking arm of the Zurich Financial Services Group. He is currently a director of the Australian Financial Markets Association. Mr. Saines is a Fellow of the Australian Institute of Company Directors, and a Certified Finance and Treasury Professional. Mr. Saines has a first class honours degree in economics from the University of New South Wales.

        Mr. Saines brings to our Board of Directors a wealth of experience in commercial banking and deep knowledge of financial risk management. He provides our Board of Directors with key insights with respect to financial products, the financial markets, capital raising activities and the management of a large, complex business.

        Dr. Ronald D. Sugar, age 64, has served as one of our directors since April 2010. Dr. Sugar was Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global aerospace and defense company, from 2003 until 2010 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman in 2001. He was earlier Chief Financial Officer of TRW Inc. He is a director of Amgen Inc., Apple Inc. and Chevron Corporation. He is also a senior adviser to Ares Management LLC, Bain & Co. and Northrop Grumman Corporation, a trustee of the University of Southern California, board of visitors member of the University of California, Los Angeles Anderson School of Management, past Chairman of the Aerospace Industries Association, and a member of the National Academy of Engineering. Dr. Sugar received his Bachelor of Science degree in Engineering (summa cum laude) from the University of California, Los Angeles, and his Master of Science and Doctorate Degrees in Engineering from UCLA.

        Dr. Sugar has significant executive experience in the global aerospace business. In addition to drawing on Dr. Sugar's in-depth executive and financial experience in related industries, our Board of Directors also benefits from Dr. Sugar's current experience as a board member of three Fortune 500 companies. He has particularly useful experience with risk oversight, advance technology, and a deep understanding of legislative and regulatory processes.

        Steven F. Udvar-Házy, age 67, has served as our Chairman and Chief Executive Officer since our launch in February 2010. In 1973, Mr. Udvar-Házy co-founded the aircraft leasing business that became ILFC and from 1973 to February 2010 served as Chairman and Chief Executive Officer of ILFC. ILFC became a subsidiary of American International Group, Inc. in 1990. Mr. Udvar-Házy is a director of SkyWest, Inc. and currently serves as that board's lead independent director. Mr. Udvar-Házy is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and has over 30 years of experience flying jet aircraft. He received his Bachelor of Arts degree from the University of California, Los Angeles.

        Mr. Udvar-Házy brings extensive industry, managerial and leadership experience to our Board of Directors. With more than 40 years of aviation industry experience, Mr. Udvar-Házy provides our Board of Directors with a critical understanding and appreciation of our business and the know-how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company.

 Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

        Our audit committee has appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements for 2013. During 2012, KPMG served as our independent public accounting firm and provided certain other audit-related services. Representatives of KPMG are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

        This is a non-binding vote. If KPMG's appointment is not ratified, the audit committee will reconsider whether to retain KPMG, but still may retain KPMG. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be appropriate.

        Approval of the ratification of KPMG as our independent registered public accounting firm for 2013 requires the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting. Abstentions will have the same effect as a vote "Against" the proposal.

        The Board of Directors recommends that you vote "FOR" the ratification of KPMG LLP as our independent registered public accounting firm for 2013.

 Proposal 3: Approval of the Material Terms Allowing for Certain Performance-Based Awards to be Granted Under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan

        Approval of the material terms allowing for certain performance-based awards to be granted under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan requires the affirmative vote of the holders of a majority of the shares present in person or by proxy, and entitled to vote thereon, at the Annual Meeting. Abstentions will have the same effect as an "Against" vote. Broker non-votes will have no effect on the outcome of this proposal.

        The Board of Directors recommends that you vote "FOR" approval of the material terms allowing for certain performance-based awards to be granted under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan.

        Below is a summary of the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan and the proposal to approve the material terms allowing for "performance-based compensation" to be granted thereunder.

 Introduction

        Our Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan ("2010 ALC Equity Incentive Plan") became effective on June 4, 2010, was amended and restated on February 15, 2011, and was further amended on February 26, 2013. The 2010 ALC Equity Incentive Plan authorizes the grant of nonqualified and incentive stock options, stock appreciation rights ("SARs"), restricted stock awards, restricted stock unit awards ("RSUs"), stock bonus awards, incentive bonus awards or any combination of the foregoing that may be settled in or based upon our Class A Common Stock or in cash.

Purpose of Proposal

        We are asking our stockholders to approve the material terms of the 2010 ALC Equity Incentive Plan that allow for the granting of performance-based awards that, if desired, qualify in accordance with the exception for qualified performance-based compensation that is set forth in treasury regulations issued with respect to Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended ("Code.

        Generally, Section 162(m) limits a corporation's income tax deduction for compensation paid to certain named executive officers who are "covered employees" within the meaning of Section 162(m) to $1,000,000 per person per year unless the compensation qualifies as "performance-based compensation." In general, for certain performance-based awards granted after the Annual Meeting under the 2010 ALC Equity Incentive Plan to qualify as "performance-based compensation," the material terms under the 2010 ALC Equity Incentive Plan relating to performance-based compensation must have been approved by our stockholders. For purposes of Section 162(m), the material terms of the performance-based awards include: (i) the participants eligible to receive compensation under the 2010 ALC Equity Incentive Plan, (ii) a description of the performance criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid under the performance goal.

        The Company is currently eligible for a post-initial public offering transition rule under which amounts paid under the 2010 ALC Equity Incentive Plan may be exempt from the deduction limits of Section 162(m). However, to continue to make awards under the 2010 ALC Equity Incentive Plan that will be tax-deductible as performance-based compensation, stockholder approval of the material terms of the 2010 ALC Equity Incentive Plan is required under Section 162(m).

        February 2013 Amendment.    On February 26, 2013, the Board amended the 2010 ALC Equity Incentive Plan to add additional performance goal metrics, including book value; net operating profit; adjusted EBITA; net income and adjusted net income; return on capital; return on invested capital; return on sales, return on revenue; gross or operating margins; productivity ratios; expense targets; margins; operating efficiencies; lease placements of aircraft; working capital targets; change in working capital; and economic value added customer satisfaction. Other than adding additional performance metrics to the 2010 ALC Equity Incentive Plan, there have been no amendments or modifications to the 2010 ALC Equity Incentive Plan as approved on February 15, 2011. If stockholder approval of this proposal is not received, the 2010 ALC Equity Incentive Plan will remain in full force and effect, except that certain future awards may not qualify as performance-based compensation for purposes of Section 162(m).

        Approval of this proposal will not increase the authorized number of shares available under the 2010 ALC Equity Incentive Plan, will not require that any or all awards be designed to qualify for the performance-based compensation exception to Section 162(m) and will not raise any other limitation under the 2010 ALC Equity Incentive Plan. In other words, stockholder approval is merely permissive in that it authorizes (but does not require) that awards under the 2010 ALC Equity Incentive Plan be designed to qualify for the performance-based compensation exception to Section 162(m).

        We are asking you to approve the materials terms under the 2010 ALC Equity Incentive Plan relating to performance-based compensation to ensure that we have the discretion to grant certain awards following the Annual Meeting under the 2010 ALC Equity Incentive Plan that comply with the "performance-based compensation" exception to Section 162(m).

Description

        Set forth below is a summary of these and other important features included in the 2010 ALC Equity Incentive Plan. All statements are intended only to summarize the 2010 ALC Equity Incentive Plan and are qualified in their entirety by the actual 2010 ALC Equity Incentive Plan, a copy of which is attached as Appendix A.

General

        Awards that are paid to certain named executive officers are potentially subject to the tax deduction limitations of Section 162(m). The limitations of Section 162(m) do not apply, however, to performance-based compensation that meets certain requirements, including stockholder approval of the eligibility requirements, business criteria for performance goals and individual award limits of the 2010 ALC Equity Incentive Plan pursuant to which such awards are made.

Eligibility

        As of January 1, 2013, approximately seven non-employee directors and approximately 60 employees (including executive officers), as well as prospective employees and consultants, are eligible to participate in the 2010 ALC Equity Incentive Plan.

 Shares Subject to the 2010 ALC Equity Incentive Plan and Award Limits

        We have reserved 8,193,088 shares of our Class A Common Stock under the 2010 ALC Equity Incentive Plan. The maximum number of shares of Class A Common Stock that may be granted pursuant to awards of restricted stock, RSUs, stock bonuses, or incentive bonuses under the 2010 ALC Equity Incentive Plan is 4,967,181.

        On or after the date of the Annual Meeting, no person may be granted awards under the 2010 ALC Equity Incentive Plan during any calendar year with respect to more than 4,000,000 shares of our Class A Common Stock, subject to adjustments as provided in the 2010 ALC Equity Incentive Plan and shares otherwise counted against such number, only in a manner that will not cause the awards granted under the 2010 ALC Equity Incentive Plan to fail to qualify as "performance-based compensation" for purposes of Section 162(m). On or after the date of the Annual Meeting, the maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any participant under the 2010 ALC Equity Incentive Plan, and that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m), will not exceed $5,000,000.

Performance Goals

        Performance Goals mean the performance objectives established for the purpose of determining the number of shares of the Company's Class A Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to a performance-based award. To the extent a performance-based award is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Performance Goals shall be established with reference to one or more of the following, either on a Company-wide basis or, as relevant, in respect of one or more Affiliates, Subsidiaries, divisions, departments or operations of the Company: earnings (gross, net, pre-tax, post-tax or per share), net profit after tax, net operating profit, EBITDA, adjusted EBITDA, gross profit, cash generation (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), unit volume, market share, sales, asset quality, earnings per share, operating income, net income, adjusted net income, revenues, return on assets (pre-tax or post-tax), return on operating assets, return on equity (pre-tax or post -tax), return on capital, return on invested capital, return on sales, return on revenue, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, gross or operating margins (pre-tax or post-tax), productivity ratios, expense targets, margins, operating efficiency, lease placement of aircraft, working capital targets, change in working capital, economic value added customer satisfaction, marketing spending efficiency, core non-interest income, book value, change in working capital, return on capital, and/or stock price, with respect to the Company or any subsidiary, affiliate, division or department of the Company.

Purpose of the 2010 ALC Equity Incentive Plan

        The purpose of the 2010 ALC Equity Incentive Plan is to give us a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants and to provide a means whereby officers, employees, directors and/or consultants can acquire and maintain ownership of our Class A Common Stock or be paid incentive compensation measured by reference to the value of our Class A Common Stock, thereby strengthening their commitment to our short-term and long-term goals and objectives and those of our affiliates and promoting an identity of interest between our stockholders and these persons.

Administration

        The 2010 ALC Equity Incentive Plan is administered by the compensation committee or such other committee of the board of directors as the board of directors may from time to time designate

(the "Committee"). Among other responsibilities, the Committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of Class A Common Stock to be covered by each award, and to determine the terms and conditions of any such awards, including the applicable vesting schedule, performance conditions and whether the award will be paid in cash or settled in shares.

Share Reserves

        The shares of Class A Common Stock subject to grant under the 2010 ALC Equity Incentive Plan are to be made available from authorized but unissued shares, from treasury shares, from shares purchased on the open market or by private purchase, or a combination of any of the foregoing. To the extent that any award is forfeited, or any option or SAR terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of Class A Common Stock subject to such awards not delivered as a result thereof will again be available for awards under the 2010 ALC Equity Incentive Plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of Class A Common Stock (by either actual delivery or by attestation), only the number of shares of Class A Common Stock issued net of the shares of Class A Common Stock delivered or attested to will be deemed delivered for purposes of the limits in the 2010 ALC Equity Incentive Plan. To the extent any shares of Class A Common Stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares of Class A Common Stock will not generally be deemed to have been delivered for purposes of the limits set forth in the 2010 ALC Equity Incentive Plan.

        In the event of certain extraordinary corporate transactions or events affecting us, the Committee or the board of directors shall make such substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the 2010 ALC Equity Incentive Plan, (2) the various maximum limitations set forth in the 2010 ALC Equity Incentive Plan, (3) the number and kind of shares or other securities subject to outstanding awards and (4) the exercise price of outstanding options and SARs. In the case of corporate transactions such as a merger or consolidation, such adjustments may include the cancellation of outstanding awards in exchange for cash or other property or the substitution of other property for the shares subject to outstanding awards. In addition, the Committee may adjust in its sole discretion the performance goals applicable to any awards to reflect any stock change and any corporate transaction and any unusual or nonrecurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company's financial statements, notes to the financial statements, management's discussion and analysis or the Company's other SEC filings; provided that with respect to awards that are intended to qualify as "performance-based compensation" under Section 162(m), such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m).

        The closing price for our shares of Common Stock as reported on the New York Stock Exchange on March 13, 2013 was $28.60 per share.

Types of Awards

        As indicated above, several types of awards can be made under the 2010 ALC Equity Incentive Plan. A summary of these awards is set forth below.

        Stock Options and Stock Appreciation Rights.    A stock option is a contractual right to purchase shares at a future date at a specified exercise price, while a SAR is a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share of our Class A Common Stock following the grant date. Stock options granted under the 2010 ALC Equity Incentive Plan may either be incentive stock options, which are intended to qualify for favorable treatment to the recipient under U.S. federal tax law, or nonqualified stock options, which do not qualify for this favorable tax treatment. SARs granted under the 2010 ALC Equity Incentive Plan may either be "tandem SARs," which are granted in conjunction with an option, or "free-standing SARs," which are not granted in tandem with a stock option. A tandem SAR may be granted on the grant date of the related option, will be exercisable only to the extent that the related option is exercisable and will have the same exercise price as the related option. A tandem SAR will terminate or be forfeited upon the exercise or forfeiture of the related option and the related option will terminate or be forfeited upon the exercise or forfeiture of the tandem SAR.

        Each grant of stock options or SARs under the 2010 ALC Equity Incentive Plan will be evidenced by an award agreement that specifies the exercise price, the duration of the award, the number of shares to which the award pertains, vesting schedule and such additional limitations, terms and conditions as the Committee may determine, including, in the case of stock options, whether the options are intended to be incentive stock options or nonqualified stock options. The 2010 ALC Equity Incentive Plan provides that the exercise price of options and SARs will be determined by the Committee, but may not be less than 100% of the fair market value of the stock underlying the options or SARs on the date of grant. Award holders may pay the exercise price in cash or, if approved by the Committee, in Class A Common Stock (valued at its fair market value on the date of exercise) or a combination thereof, or by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The term of options and SARs will be determined by the Committee, but may not exceed ten years from the date of grant. The Committee will determine the vesting and exercise schedule of options and SARs, and the extent to which they will be exercisable after the award holder's services with the Company terminate.

        Restricted Stock.    Restricted stock is an award of shares of our Class A Common Stock that are subject to restrictions on transfer and a substantial risk of forfeiture. Restricted stock may be granted under the 2010 ALC Equity Incentive Plan with such restrictions as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of specified performance goals and/or continued service. The terms and conditions of restricted stock awards (including any applicable performance goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by the Company. Except for these restrictions and any others imposed by the Committee, upon the grant of restricted stock under the 2010 ALC Equity Incentive Plan, the recipient will have the rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock; however, whether and to what extent the recipient will be entitled to receive cash or stock dividends paid or made with respect to the restricted shares of Class A Common Stock and whether any such dividends will be automatically deferred and/or reinvested in additional restricted stock and held subject to the vesting of the underlying restricted stock, will be set forth in the particular participant's award agreement.

        Restricted Stock Units.    RSUs represent a contractual right to receive the value of a share of our Class A Common Stock (in either cash or shares) at a future date, subject to specified vesting and other restrictions. The Committee may grant RSUs payable in cash or shares of Class A Common Stock, conditioned upon continued service and/or the attainment of performance goals determined by the Committee. The terms and conditions of RSU awards granted under the 2010 ALC Equity Incentive Plan (including any applicable performance goals) need not be the same with respect to each participant.

        Stock-Bonus Awards.    The Committee may grant unrestricted shares of our Class A Common Stock, or other awards denominated in our Class A Common Stock, alone or in tandem with other awards, in such amounts and subject to such terms and conditions as the Committee determines from time to time in its sole discretion as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions.

        Incentive Bonus Awards.    Under the 2010 ALC Equity Incentive Plan, the Committee may grant bonus awards based on satisfaction of such performance goals as are specified in the award agreement, including without limitation, (a) the target and maximum amount, (b) the performance criteria and level of achievement, (c) the term of the performance period, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the incentive bonus award prior to actual payment, (f) forfeiture provisions and (g) such further terms and conditions, in each case not inconsistent with the 2010 ALC Equity Incentive Plan as may be determined from time to time by the Committee. The incentive bonus award may be reduced or eliminated by the Committee in its discretion. Incentive bonus awards may be pursuant to one or more subplans.

Termination of Employment

        The impact of a termination of employment on an outstanding award granted under the 2010 ALC Equity Incentive Plan, if any, will be set forth in the applicable award agreement or an individual's employment, consulting or similar agreement with the Company.

Change in Control

        The 2010 ALC Equity Incentive Plan provides that, unless otherwise set forth in an award agreement, in the event of a change in control (as defined in the 2010 ALC Equity Incentive Plan), any restricted stock that was forfeitable prior to such change in control will become nonforfeitable, RSUs will be considered earned and payable in full and any restrictions thereon will lapse, any unexercised option or SAR, whether or not exercisable on the date of such change in control, will become fully exercisable and may be exercised in whole or in part, and the Committee may determine the level of achievement with respect to any performance-based awards through the date of the change in control. The Committee may make additional adjustments and/or settlements of outstanding awards upon a change in control, including cancelling any awards for cash upon at least ten days' advance notice to affected participants. Under the terms of the 2010 ALC Equity Incentive Plan, a change in control generally means the first to occur of the following: (i) an acquisition by any person or group of beneficial ownership of 35% or more, on a fully diluted basis, of the outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, excluding any acquisition that complies with clauses (A), (B), and (C) of this paragraph and certain other acquisitions; (ii) individuals who were members of our board of directors on June 4, 2010, and directors whose election or nomination for election was approved by a vote of at least two-thirds of such incumbent directors, cease to constitute at least a majority of our board; (iii) a complete dissolution or liquidation of the Company; or (iv) the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of the assets of the Company or similar form of corporate transaction that requires the approval of our stockholders, unless immediately following any such transaction, (A) the majority of the total voting power of the surviving company (or parent corporation with voting power to elect a majority of the directors of the surviving company) is represented by the outstanding voting securities of our Company that were outstanding before the transaction and held by the holders thereof in substantially the same proportion as before the transaction, (B) no person or group becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the parent company or, absent a parent company, the surviving company, and (C) at least two-thirds of the directors of the parent company (or surviving company) following such transaction were members of our board at the time of the board approval for such transaction.

 Transferability

        Awards under the 2010 ALC Equity Incentive Plan are generally not transferable except by will or the laws of descent and distribution or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the participant's family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Amendment and Discontinuance

        The 2010 ALC Equity Incentive Plan may be amended, altered, suspended, discontinued or terminated by the Board, but no amendment, alteration, suspension, discontinuation or termination may be made if it would materially impair the rights of a participant (or his or her beneficiary) without the participant's (or beneficiary's) consent, except for any such amendment made to comply with law. The 2010 ALC Equity Incentive Plan may not be amended, altered, suspended, discontinued or terminated without stockholder approval to the extent such approval is required to comply with any tax or regulatory requirement applicable to the 2010 ALC Equity Incentive Plan.

Plan Term

        The 2010 ALC Equity Incentive Plan will expire on June 4, 2020.

Federal Income Tax Consequences

        The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to awards that may be granted under the 2010 ALC Equity Incentive Plan, based upon the U.S. federal tax laws currently in effect. The laws governing the tax aspects of awards are highly technical and such laws are subject to change. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2010 ALC Equity Incentive Plan. The income tax consequences under applicable foreign, state or local tax laws may not be the same as under U.S. federal income tax laws. Participants in the 2010 ALC Equity Incentive Plan are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2010 ALC Equity Incentive Plan.

Nonqualified options and SARs

        Upon the grant of a nonqualified option or SAR, assuming the exercise price is at least equal to the fair market value of a share of Class A Common Stock on the date of grant, the award holder will not recognize any taxable income and the Company will not be entitled to a deduction. Upon the exercise of an option or SAR, the excess of the fair market value of the shares acquired on the exercise of the option or SAR over the exercise price or the cash paid in settlement of the SAR (the "spread") will constitute compensation taxable to the award holder as ordinary income. The Company, in computing its U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

Incentive stock options

        An optionee will not recognize taxable income on the grant or exercise of an incentive stock option. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the incentive stock option with which to pay such tax.

        Upon the disposition of shares of stock acquired pursuant to the exercise of an incentive stock option, after the later of (i) two years from the date of grant of the incentive stock option and (ii) one year after the transfer of the shares to the optionee (the "ISO Holding Period"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. The Company is not entitled to any tax deduction by reason of the grant or exercise of an incentive stock option, or by reason of a disposition of stock received upon exercise of an incentive stock option if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an incentive stock option before the expiration of the ISO Holding Period.

Restricted stock

        A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Class A Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Class A Common Stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Class A Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse, and dividends paid while the Class A Common Stock is subject to restrictions will be subject to withholding taxes.

Restricted stock units

        There are no immediate tax consequences of receiving an award of RSUs. A grantee who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date, and the Company may deduct a like amount of compensation.

Stock bonus awards

        Participants who are awarded unrestricted Class A Common Stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of Class A Common Stock on the date of the award, reduced by the amount, if any, paid for such shares.

Incentive bonus awards

        There are no immediate tax consequences of receiving an incentive bonus award. A grantee who is awarded an incentive bonus award will be required to recognize ordinary income at the time the award is settled, on the fair market value of the shares and/or cash received in connection with such settlement, and the Company may deduct a like amount as compensation.

Section 409A of the Code

        Section 409(a) of the Code imposes an excise tax on the recipient of certain non-qualified deferred compensation. The Committee attempts to structure all executive compensation to comply with, or be exempt from, Section 409A.

 Certain Grant Information

Plan Benefits Table

        The following table sets forth information with respect to equity incentive awards granted in February 2013 under the 2010 ALC Equity Incentive Plan to the named executive officers, the executive officers as a group, all current directors who are not executive officers, and all employees, including officers who are not executive officers, as a group.

	2010 ALC Equity Incentive Plan(1)
Name and Position	Dollar Value ($)	Number of Units
Steven F. Udvar-Házy, Chairman and Chief Executive Officer	$2,800,000	105,105
John L. Plueger, President and Chief Operating Officer	2,000,000	75,075
Jie Chen, Executive Vice President and Managing Director of Asia	771,151	28,947
Grant A. Levy, Executive Vice President	697,500	26,182
Gregory B. Willis, Senior Vice President and Chief Financial Officer	254,200	9,542
Executive Officers as a Group	6,522,851	244,851
Non-Executive Directors as a Group	—	—
Non-Executive Officer Employees as a Group	3,711,479	139,320

(1)
The dollar values and number of units set forth below reflect the target value of the RSUs that vest based on attainment of book value goals and RSUs that vest based total stockholder return goals that were awarded in February 2013, as described below under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Long-Term Incentive Awards.

        As of March 13, 2013, all current executive officers as a group have received an aggregate of 2,927,158 stock options and 3,467,559 target number of RSUs under the 2010 ALC Equity Incentive Plan, all of our current directors (who are not executive officers) as a group have received an aggregate of 51,958 of RSUs under the 2010 ALC Equity Incentive Plan, and all of our other current employees as a group (including our current officers who are not executive officers) have received an aggregate of 433,250 stock options and 701,386 target number RSUs under the 2010 ALC Equity Incentive Plan.

        None of our nominees for election as a director, no associate of any non-employee director or nominee for director, and no associate of any executive officer have or has received any awards under the 2010 ALC Equity Incentive Plan. No other person has received or is to receive five percent of options, warrants or rights under the 2010 ALC Equity Incentive Plan.

Equity Compensation Plan Information*

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,841,033	$20.34	1,687,952
Equity compensation plans not approved by security holders	—	—	—
Total	3,841,033	$20.34	1,687,952

*
As of December 31, 2012

(1)
The weighted-average exercise price does not include restricted stock units.

(2)
In addition to stock options, other equity benefits which may be granted under the 2010 ALC Equity Incentive Plan are stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, incentive bonus awards or any combination of the foregoing.

(3)
The number of TSR RSUs that will ultimately vest is based upon the percentile ranking of the Company's total shareholder return among a peer group. The number of shares that will ultimately vest will range from 0% to 200% of the RSUs initially granted depending on the extent to which the total shareholder return metric is achieved. If the maximum total shareholder return metric is achieved the number of shares available for issuance will be reduced to 1,494,987.

 Proposal 4: Approval of Certain Performance-Based Awards Granted under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan

        Approval of certain performance-based awards granted under the 2010 ALC Equity Incentive Plan requires the affirmative vote of the holders of a majority of the shares present in person or by proxy, and entitled to vote thereon, at the Annual Meeting. Abstentions will have the same effect as an "Against" vote. Broker non-votes will not have an effect on the outcome of this proposal.

        The Board of Directors recommends that you vote "FOR" approval of certain performance-based awards granted under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan.

        Below is information about the awards of RSUs granted to our executive officers in February 2013 under the 2010 ALC Equity Incentive Plan that are intended to qualify as "performance-based compensation" and the proposal to approve them.

Purpose of Proposal

        We are asking our stockholders to approve the awards of RSUs that were granted in February 2013 to our executive officers who are included in the row titled "Executive Officers as a Group" under the section titled Plan Benefits Table ("2013 RSUs"). The grants of the 2013 RSUs that are subject to approval of stockholders were awarded under the 2010 ALC Equity Incentive Plan and are intended to qualify as "performance-based compensation."

        As noted above, Section 162(m) generally limits a corporation's income tax deduction for compensation paid to certain named executive officers who are "covered employees" within the meaning of Section 162(m) to $1,000,000 per person per year unless the compensation qualifies as "performance-based compensation." While the Company is currently eligible for a post-initial public offering transition rule under which amounts paid under the 2010 ALC Equity Incentive Plan may be exempt from the deduction limits of Section 162(m), a portion of the 2013 RSUs are scheduled to vest (assuming achievement of the relevant performance goals) and be paid out following expiration of the post-initial public offering transition rule. As such, to continue to make such awards tax-deductible as performance-based compensation, stockholder approval of the 2013 RSUs is required. If stockholder approval of this proposal is not received, the 2013 RSUs will be of no force or effect. Approval of this proposal will not increase the authorized number of shares available under the 2010 ALC Equity Incentive Plan.

 Description

        Set forth below is a summary of 2013 RSUs.

Eligibility

        The 2013 RSUs cover the RSUs granted to our executive officers in February 2013. Additional information regarding the number of shares of Class A Common Stock subject to such awards can be found in the section titled Plan Benefits Table included in Proposal 3 and the section titled Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Long-Term Incentive Awards.

 General

        Approximately 50% of the 2013 RSUs vest based on attainment of book value goals ("Book Value RSUs") and approximately 50% vest based on attainment of total stockholder return goals ("TSR RSUs"). The Committee believes this mix creates a balanced incentive because the restricted stock units provide executives the incentive to steadily increase the book value of the Company while seeking an overall increase in total shareholder return over a three-year period. The grant of the 2013 RSUs was consistent with the process and formulation used in awarding RSUs in 2012.

        The Book Value RSUs vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets, as determined in accordance with GAAP, as of December 31, 2013, 2014 and 2015. If a specified target is not attained as of December 31 of the applicable year, the installment for such year will not vest and will expire as of such date.

        The degree to which TSR RSUs vest depends on performance over a three-year measurement period. The number of share units received at the end of the three-year performance period, which runs from January 1, 2013 through December 31, 2015, will depend on our ranking within the S&P 400 Mid-Cap Index as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

Actual TSR Percentile Ranking	Applicable Percentage
85th or higher	200%
70th	150%
55th	100%
40th	50%
30th or below	0%

        Total stockholder return (TSR) is the change in price of a share of Class A Common Stock plus accumulated dividends over a specified period of time and is an indicator of management's achievement of long-term growth in stockholder value. Comparing our total stockholder return over a specified period of time to index companies' returns over the same period of time is an objective external measure of our effectiveness in translating our results into stockholder returns.

 Proposal 5: Approval of the Company's 2013 Cash Bonus Plan

Introduction

        Our Air Lease Corporation 2013 Cash Bonus Plan ("2013 Cash Bonus Plan") was adopted by our compensation committee on February 25, 2013, subject to the approval of our stockholders. The purpose of the 2013 Cash Bonus Plan is to provide annual cash awards ("Incentive Awards") to top management that recognize and reward the achievement of corporate performance goals and that qualify as performance-based compensation within the meaning of Section 162(m).

        Approval of the Company's 2013 Cash bonus Plan requires the affirmative vote of the holders of a majority of the shares present in person or by proxy, and entitled to vote thereon, at the Annual Meeting. Abstentions will have the same effect as an "Against" vote. Broker non-votes will not have an effect on the outcome of the proposal.

The Board of Directors recommends that you vote "FOR" approval of the 2013 Cash Bonus Plan.

        Below is a summary of certain material features of the 2013 Bonus Plan and the proposal to approve it.

Purpose of Proposal

        We are asking our stockholders to approve the 2013 Cash Bonus Plan to ensure that we have the discretion to grant Incentive Awards under the 2013 Cash Bonus Plan that comply with the performance-based compensation exception to Section 162(m). In the event stockholder approval is not obtained, all grants of Incentive Awards under the 2013 Cash Bonus Plan shall be null and void and of no force or effect.

        As noted above, Section 162(m) generally limits a corporation's income tax deduction for compensation paid to certain named executive officers who are "covered employees" within the meaning of Section 162(m) to $1,000,000 per person per year unless the compensation qualifies as "performance-based compensation." In general, for Incentive Awards granted under the 2013 Cash Bonus Plan to qualify as "performance-based compensation," the material terms relating to performance-based compensation must have been approved by our stockholders. For purposes of Section 162(m), the material terms of the performance-based awards include: (i) the participants eligible to receive compensation under the 2013 Cash Bonus Plan, (ii) a description of the performance criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid under the performance goal.

Description of the 2013 Cash Bonus Plan

        Set forth below is a summary of certain material features of the 2013 Cash Bonus Plan, which summary is qualified in its entirety by reference to the actual 2013 Cash Bonus Plan, a copy of which is attached hereto as Appendix B.

Administration

        The 2013 Cash Bonus Plan is administered by the compensation committee. Among other things, the compensation committee has the power and authority, subject to the provisions of the 2013 Cash Bonus Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the 2013

Cash Bonus Plan, (b) construe, interpret and administer the 2013 Cash Bonus Plan and any instrument or agreement relating to the 2013 Cash Bonus Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the 2013 Cash Bonus Plan. The Board of Directors may at any time terminate, suspend, or modify the 2013 Cash Bonus Plan in whole or in part, except that the Board shall not amend such plan in violation of the law or in contravention of Treasury Regulation §1.162-27, promulgated under the Code, unless the Board finds that such amendment is in the best interest of the Company.

Eligibility

        The Chief Executive Officer and all other executive officers of the Company and its subsidiaries are eligible to participate in the 2013 Cash Bonus Plan, if designated by the compensation committee.

Description of Incentive Awards

        The 2013 Cash Bonus Plan's performance goal shall be based on the Company's income before taxes. No Incentive Award will be paid with respect to any performance period unless there is positive income before taxes for such period. For any performance period, the incentive compensation pool (the "Incentive Pool") that shall be available for award to participants under the Plan shall be five percent of the Company's total revenue for the performance period, or such lesser percentage of the Company's total revenue that shall be determined by the compensation committee. The maximum Incentive Award payable to any participant for any single performance period will be limited to no more than 30 percent of the Incentive Pool for the Chief Executive Officer, 25 percent for the Chief Operating Officer and 15 percent of the Incentive Pool for each of the other participants. The aggregate maximum Incentive Awards payable to all participants in the 2013 Cash Bonus Plan may not exceed one hundred percent of the Incentive Pool.

        The compensation committee retains discretion to reduce (but not increase) the amount of the Incentive Award otherwise payable to any one or more Participants under this Plan. The compensation committee may exercise such discretion on any basis it deems appropriate (including, but not limited to, its assessment of the Company's performance relative to its operating or strategic goals for the performance period and/or the participant's individual performance for such period).

        As soon as practicable after the end of the performance period, the compensation committee will determine the amount of Incentive Award earned by each participant, based on the application of the criteria specified in the 2013 Cash Bonus Plan. The compensation committee shall adjust the performance goal, Incentive Pool and other provisions applicable to Incentive Awards to the extent, if any, it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (a) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (b) any change in accounting policies or practices, (c) the effects of any special charges to the Company's earnings, or (d) any other similar special circumstances.

        A participant may elect to defer payment of his/her Incentive Award if deferral is permitted pursuant to the terms of a deferred compensation program. In addition, the Company shall have the right to defer a portion of any Incentive Award payable under the 2013 Cash Bonus Plan pursuant to the payment terms and conditions of the Company's Amended and Restated Deferred Bonus Plan.

        Incentive Awards will be subject to any recoupment policies as may be adopted by the Company from time to time, including but not limited to for the purpose of complying with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

 New Plan Benefits Table

        The following table sets forth information with respect to non-equity incentive awards granted in February 2013 under the 2013 Cash Bonus Plan to the named executive officers, the executive officers as a group, all current directors who are not executive officers, and all employees, including officers who are not executive officers, as a group.

	2013 Cash Bonus Plan(1)
Name and Position	Dollar Value ($)	Number of Units
Steven F. Udvar-Házy, Chairman and Chief Executive Officer	$1,800,000	—
John L. Plueger, President and Chief Operating Officer	1,200,000	—
Jie Chen, Executive Vice President and Managing Director of Asia	883,575	—
Grant A. Levy, Executive Vice President	775,000	—
Gregory B. Willis, Senior Vice President and Chief Financial Officer(2)	—	—
Executive Officers as a Group	5,222,875	—
Non-Executive Directors as a Group	—	—
Non-Executive Officer Employees as a Group	—	—

(1)
The dollar values set forth below reflect the target value of the annual cash bonus awards that may be paid in respect of 2013, as described below under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Annual Incentives and Bonuses.

(2)
As Chief Financial Officer, Mr. Willis is not subject to the 2013 Cash Bonus Plan.

 Proposal 6: Advisory Vote to Approve Named Executive Officer Compensation

        As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory vote from our stockholders to approve our named executive officer compensation as disclosed in the section of this Proxy Statement titled Executive Compensation. Notwithstanding the majority of votes in favor of holding the advisory vote on named executive officer compensation every three years at the 2012 annual meeting of stockholders, the Board of Directors has decided to hold the advisory vote every year in response to the significant number of shares voted in favor of an annual vote and a desire to adopt what is now perceived to be a governance best practice. Our named executive officers include Messrs. Udvar-Házy and Plueger and the four other executive officers named in the tables that appear in the Executive Compensation section below, one of whom is our former Chief Financial Officer. Stockholders are being asked to approve the following advisory resolution:

          RESOLVED, that the stockholders of Air Lease Corporation approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below in the section titled Executive Compensation.

        Our executive compensation program is designed to attract, motivate and retain the most talented individuals in the aircraft leasing business, and to reward these individuals for the successful launch of our business. The compensation committee and our Board of Directors believes that the program has been very successful in accomplishing these objectives. The combination of a competitive base salary and bonus, and the potential for even greater rewards as a stockholder, have helped us assemble a formidable management team and focus them on growing the value of the Company over the long term. We believe having an experienced and motivated senior management team is essential to the success of the Company and provides us and our stockholders with an important competitive advantage.

        Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which contains a detailed description of how our compensation program implements our compensation philosophy.

        This is a non-binding vote. The compensation committee and our Board of Directors will review the voting results in connection with their regular evaluation of our compensation program.

        Approval of this advisory vote requires the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting. Abstentions will have the same effect as a vote "Against" the proposal. Broker non-votes will have no effect on the outcome of the advisory vote.

        The Board of Directors recommends that you vote "FOR" the advisory resolution to approve our named executive officer compensation.

Ownership of Air Lease Corporation Class A Common Stock

        The following table sets forth information as of March 13, 2013, except as noted below regarding the beneficial ownership of our Class A Common Stock by:

  •
  each person known by us to beneficially own more than five percent of our Class A Common Stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. In computing the percentage ownership of a person, shares of our Class A Common Stock subject to warrants or options held by that person are deemed to be outstanding if they are exercisable within 60 days of March 13, 2013. The shares subject to such warrants or options are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the following table are based on a total of 99,455,339 shares of our Class A Common Stock outstanding as of March 13, 2013. The address of each person named in the table below, unless otherwise indicated, is c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067.

	Class A Common Stock
Name of beneficial owner	Number of shares beneficially owned	%
Greater than 5% Stockholders
Ares Management LLC(1)	6,944,444	6.98%
Commonwealth Bank of Australia(2)	6,518,125	6.54%
FMR LLC(3)	7,471,278	7.51%
Leonard Green & Partners, L.P.(4)	6,944,444	6.98%
Steven F. Udvar-Házy(5)	5,993,782	5.96%
Named Executive Officers and Directors
Steven F. Udvar-Házy(5)	5,993,782	5.96%
John L. Plueger(6)	955,595	*
Jie Chen(7)	300,833	*
Grant A. Levy(8)	228,779	*
Gregory B. Willis(9)	31,390	*
James C. Clarke(10)	11,038	*
John G. Danhakl(4)(11)(16)	6,952,349	6.99%
Matthew J. Hart(16)	17,905	*
Robert A. Milton(16)	47,905	*
Antony P. Ressler(1)(12)(16)	6,952,349	6.99%
Wilbur L. Ross, Jr.(13)(16)	4,257,905	4.28%
Ian M. Saines(2)(14)	6,529,283	6.55%
Dr. Ronald D. Sugar(15)(16)	57,905	*
All executive officers and directors as a group (16 persons)(17)	32,799,651	32.19%

*
Represents beneficial ownership of less than 1%.

(1)
Consists of 5,555,556 shares of Class A Common Stock held by Ares Corporate Opportunities Fund III, L.P. ("ACOF III"), 724,947 shares of Class A Common Stock held by Ares Special Situations Fund, L.P. ("ASSF") and 663,941 shares of Class A Common Stock held by Ares Special Situations Fund I-B, L.P. ("ASSF I-B"). The general partner of ACOF III is ACOF Management III, L.P. ("ACOF Management") and the general partner of ACOF Management is ACOF Operating Manager III, LLC ("ACOF Operating Manager"). The general partner of ASSF and ASSF I-B is ASSF Management, L.P. ("ASSF Management") and the general partner of ASSF Management is ASSF Operating Manager, LLC ("ASSF Operating Manager"). Each of ACOF Management, ACOF Operating Manager, ASSF Management and ASSF Operating Manager are directly or indirectly controlled by Ares Management LLC ("Ares Management"), which, in turn, is indirectly controlled by Ares Partners Management Company LLC ("Ares Parent," and together with Ares Management, ACOF III, ACOF Management, ACOF Operating Manager, ASSF, ASSF I-B, ASSF Management and ASSF Operating Manager, the "Ares Entities"). Ares Parent is managed by an executive committee comprised of Mr. Ressler, Michael Arougheti, David Kaplan, Gregory Margolies and Bennett Rosenthal. Because the executive committee acts by consensus/majority approval, none of the members of the executive committee has sole voting or dispositive power with respect to these shares of Class A Common Stock. Each of the members of the executive committee, the Ares Entities (other than ACOF III, ASSF and ASSF I-B with respect to the shares held directly by ACOF III, ASSF and ASSF I-B, respectively) and the directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of these shares of Class A Common Stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(2)
Commonwealth Bank of Australia is the direct beneficial owner of 6,250,000 shares of Class A Common Stock and one warrant to purchase up to 268,125 shares of Class A Common Stock or Class B Non-Voting Common Stock. As Group Executive of the Institutional Banking and Markets Division of Commonwealth Bank of Australia, Mr. Saines may be deemed to be the beneficial owner of some or all of the foregoing shares; however, Mr. Saines disclaims beneficial ownership of these shares of Class A Common Stock and the warrant, except to the extent of his pecuniary interest therein. The address of Commonwealth Bank of Australia is Level 21, 201 Sussex Street, Sydney, Australia NSW 2000.

(3)
Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 7,471,278 shares of Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Funds"). The ownership of one investment company, Fidelity Contrafund, amounted to 5,770,225 shares or 5.80% of the Class A Common Stock outstanding. Fidelity Contrafund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Funds, each has sole power to dispose of the 7,471,278 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. The foregoing information is based solely on an amendment to Schedule 13G filed with the Securities and Exchange Commission by FMR LLC on February 14, 2013.

(4)
Consists of 5,341,979 shares of Class A Common Stock held by Green Equity Investors V, L.P. ("GEI V") and 1,602,465 shares of Class A Common Stock held by Green Equity Investors Side V, L.P. ("GEI Side V"). GEI Capital V, LLC ("GEIC") is the general partner of GEI V and GEI Side V. Green V Holdings, LLC ("Holdings") is a limited partner of GEI V and GEI Side V. Leonard Green & Partners, L.P ("LGP") is the management company of GEI V and GEI Side V and an affiliate of GEIC and Holdings. LGP Management, Inc. ("LGPM") is the general partner of LGP. GEI Side V, as an affiliated entity of GEI V, LGP, as the management company of GEI V and GEI Side V, LGPM, as the general partner of LGP, GEIC, as the general partner of GEI V and GEI Side V, and Holdings, as a limited partner of GEI V and GEI Side V, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the shares of Class A Common Stock reported herein. As such, GEIC, Holdings, LGP, LGPM, GEI V (in the case of the shares of Class A Common Stock held by GEI Side V), and GEI Side V (in the case of the shares of Class A Common Stock held by GEI V) may be deemed to be the indirect beneficial owners of the shares of Class A Common Stock reported herein, except to the extent of their pecuniary interest therein. The address for each of GEI V, GEI Side V, GEIC, Holdings, LGP and LGPM is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(5)
Consists of 513,810 shares of Class A Common Stock held directly by Mr. Udvar-Házy; 278,889 shares of Class A Common Stock held directly by Air Intercontinental, Inc.; 101,667 shares of Class A Common Stock held directly by Ocean Equities, Inc.; 35,925 shares of Class A Common Stock held directly by Emerald Financial LLC; 2,700,000 and 1,044,225 shares of Class A Common Stock held directly by two trusts, respectively, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 50,000 shares of Class A Common Stock held directly by AL 1 Management, LLC; 103,700 shares of Class A Common Stock held directly in the aggregate by Mr. Udvar-Házy's wife and children; and 1,165,566 options to purchase Class A Common Stock held directly by Mr. Udvar-Házy that are exercisable within 60 days of March 13, 2013. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Air Intercontinental, Inc., of which he is the sole stockholder and one of three directors. The remaining directors, his wife and one of his sons disclaim beneficial ownership of the shares held by Air Intercontinental, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Ocean Equities, Inc. A trust of which Mr. Udvar-Házy is the trustee is the sole stockholder of Ocean Equities, Inc., and Mr. Udvar-Házy is one of the three directors. The remaining directors, his wife and one of his sons, disclaim beneficial ownership of the shares held by Ocean Equities, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares of Class A Common Stock held by Emerald Financial LLC. A trust of which he is trustee controls a majority of the membership interests in Emerald Financial LLC; in addition, Mr. Udvar-Házy is one of three managers of Emerald Financial LLC, together with his wife and one of his daughters. His wife and his daughter disclaim beneficial ownership of the shares held by Emerald Financial LLC, except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy is the sole member and manager of AL 1 Management, LLC. Mr. Udvar-Házy disclaims beneficial ownership of the shares held directly by his wife and children, except to the extent of his pecuniary interest therein.

(6)
Consists of 202,391 shares of Class A Common Stock held by Mr. Plueger; 278,334 shares of Class A Common Stock held by a trust of which Mr. Plueger is a co-trustee; 1,000 shares of

  Class A Common Stock held directly in the aggregate by Mr. Plueger's children; and 473,870 options to purchase Class A Common Stock held directly by Mr. Plueger that are exercisable within 60 days of March 13, 2013. Mr. Plueger shares voting and investment power over the shares held in the trust. Mr. Plueger disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

(7)
Consists of 100,833 shares of Class A Common Stock held by Mr. Chen and 200,000 options to purchase Class A Common Stock held by Mr. Chen that are exercisable within 60 days of March 13, 2013.

(8)
Consists of 127,279 shares of Class A Common Stock held by Mr. Levy 1,500 shares of Class A Common Stock held directly in the aggregate by Mr. Levy's children and 100,000 options to purchase Class A Common Stock held by Mr. Levy that are exercisable within 60 days of March 13, 2013. Mr. Levy disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

(9)
Consists of 21,390 shares of Class A Common Stock held by Mr. Willis and 10,000 options to purchase Class A Common Stock held by Mr. Willis that are exercisable within 60 days of March 13, 2013.

(10)
Mr. Clarke resigned as Senior Vice President and Chief Financial Officer effective March 2012. Mr. Clarke's "Number of shares beneficially owned" is as of May 2012.

(11)
Mr. Danhakl is a Managing Partner of LGP, the management company of GEI V and GEI Side V (together with LGP, the "LGP Entities") which also hold securities of the Company. Mr. Danhakl directly owns 7,905 shares of Class A Common Stock, including 3,377 shares of Class A Common Stock underlying restricted stock units as described in footnote 16 below, for the benefit of LGP. Mr. Danhakl disclaims beneficial ownership of these securities and the shares of Class A Common Stock held by the LGP Entities except to the extent of his pecuniary interest in these securities

(12)
Mr. Ressler is a Senior Partner in the Private Equity Group of Ares Management and a member of Ares Parent, both of which indirectly control ACOF III, ASSF and ASSF I-B (collectively, the "Ares Funds"). Mr. Ressler directly owns 7,905 shares of Class A Common Stock, including 3,377 shares of Class A Common Stock underlying restricted stock units as described in footnote 16 below, for the benefit of the Ares Funds. Pursuant to the policies of the Ares Funds, Mr. Ressler holds these securities as a nominee for the sole benefit of the Ares Funds and has assigned to Ares all economic, pecuniary and voting rights in respect of these securities. Mr. Ressler expressly disclaims beneficial ownership of these securities and the shares of Class A Common Stock held by the Ares Funds. The address of Mr. Ressler is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(13)
Consists of 7,905 shares of Class A Common Stock, including 3,377 shares of Class A Common Stock underlying restricted stock units as described in footnote 16 below, held directly by Mr. Ross; 4,233,000 shares of Class A Common Stock held by WLR Recovery Fund IV, L.P. and 17,000 shares of Class A Common Stock held by WLR IV Parallel ESC, L.P. Mr. Ross is the Chairman and CEO of WL Ross & Company LLC and the managing member of El Vedado LLC, the general partner of WL Ross Group, L.P., which is in turn the managing member of WLR Recovery Associates IV LLC, which is the general partner of WLR Recovery Fund IV, L.P. Invesco Private Capital, Inc. is the managing member of Invesco WLR IV Associates LLC, which is in turn the general partner of WLR IV Parallel ESC, L.P. Invesco WLR IV Associates LLC and WLR Recovery Associates IV LLC have agreed to make investments for WLR IV Parallel ESC, L.P. on a pro rata basis in parallel with WLR Recovery Fund IV, L.P. Invesco WLR IV Associates LLC, Invesco Private Capital, Inc., WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado LLC and Mr. Ross may be deemed to share voting and dispositive power over the shares of Class A Common Stock held by WLR Recovery Fund IV, L.P. and WLR IV Parallel ESC, L.P. Mr. Ross disclaims beneficial ownership over these shares of Class A Common Stock, except to the extent of his pecuniary interest therein. The address for WL Ross Group, L.P. is 1166 Avenue of the Americas, New York, New York 10036.

(14)
As of March 14, 2013 the number of shares beneficially owned by Mr. Saines also consists of 4,528 shares of Class A Common Stock held by him directly and 6,630 shares of Class A Common Stock held by Mufassa Pty ltd., of which Mr. Saines is the sole stockholder and sole director.

(15)
Consists of 7,905 shares of Class A Common Stock, including 3,377 shares of Class A Common Stock underlying restricted stock units as described in footnote 16 below, held directly by Dr. Sugar and 50,000 shares of Class A Common Stock held by a trust of which Dr. Sugar is a co-trustee Dr. Sugar shares voting and investment power over the shares held by the trust.

(16)
Includes 3,377 shares of Class A Common Stock underlying restricted stock units held directly by the director that vest within 60 days of March 13, 2013.

(17)
Includes 2,152,768 options to purchase Class A Common Stock held in the aggregate by the executive officers of the Company that are exercisable within 60 days of March 13, 2013, and 20,262 shares of Class A Common Stock underlying restricted stock units held in the aggregate by non-employee directors that vest within 60 days of March 13, 2013. Does not include shares of Class A Common Stock beneficially owned by Mr. Clarke, our former Chief Financial Officer.

 Executive Compensation

Compensation Committee Report

        The compensation committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with the Company's management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Dr. Ronald Sugar, Chairman
John G. Danhakl
Antony P. Ressler

Compensation Discussion and Analysis

Compensation Program Overview and Objectives

        Our Company was launched in February 2010, and we completed our initial public offering in April 2011. Our executive compensation program is designed to address some of the unique challenges associated with being a young company that requires a small number of extraordinary and talented individuals with industry experience to manage and lead an asset-intensive business.

        The primary objective of our executive compensation program is to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice successful senior executives to work for a company with a limited operating history. This compensation program includes fixed compensation elements that are very competitive in the marketplace, combined with performance-based elements that are designed to reward our named executive officers (or "NEOs") for achieving results that derive value for our stockholders. In accordance with the rules of the SEC, our NEOs are Steven F. Udvar-Házy (our principal executive officer); Gregory B. Willis (our principal financial and accounting officer); John L. Plueger, Jie Chen and Grant A. Levy, the three other most highly compensated executive officers who were serving as executive officers at the end of 2012; and James C. Clarke (who served as our principal financial officer until March 6, 2012).

2012 Business Highlights

        During 2012, the Company continued to execute our primary business plan to acquire new, fuel efficient commercial aircraft from aircraft manufacturers and to lease those aircraft to airlines around the world. We grew our fleet primarily through the acquisition of 46 aircraft from our new order pipeline supplemented by eight deliveries of new and used aircraft acquired in the secondary market. We continued to supplement our leasing revenues by providing management services to investors and/or owners of aircraft portfolios, for which we receive fee-based revenue.

        We ended 2012 with 155 aircraft comprised of 118 single-aisle narrowbody jet aircraft, 27 twin-aisle widebody jet aircraft and 10 turboprop aircraft, with a weighted average age of 3.5 years. We ended 2011 with 102 aircraft, comprised of 81 single-aisle jet aircraft, 19 twin-aisle widebody jet aircraft and two turboprop aircraft, with a weighted average age of 3.6 years. Our fleet grew by 48% based on net book value to $6.3 billion as of December 31, 2012 compared to $4.2 billion as of December 31, 2011. The acquisition and lease of additional aircraft led to a 94% increase in our rental revenue to $645.9 million for the year ended December 31, 2012 compared to $332.7 million for the year ended December 31, 2011.

        We recorded earnings before income taxes of $204.0 million for the year ended December 31, 2012 compared to $82.8 million for the year ended December 31, 2011, an increase of $121.2 million or 146%. Our profitability increased year over year as our pretax profit margin increased to 31% for the year ended December 31, 2012, compared to 25% for the year ended December 31, 2011. Our earnings per share more than doubled as we recorded diluted earnings per share of $1.28 for the year ended December 31, 2012 compared to $0.59 for the year ended December 31, 2011, an increase of 117%. As of December 31, 2012 and through February 28, 2013, we had entered into binding purchase commitments to acquire an aggregate 325 additional aircraft.

Stockholder Say-on-Pay

        In May 2012 at our first Annual Meeting of stockholders as a public company, the advisory vote to approve NEO compensation received the affirmative support of 98% percent of our stockholders represented at the meeting and entitled to vote on the matter. Notwithstanding the majority of votes in favor of holding the advisory vote on NEO compensation every three years at the 2012 Annual Meeting of stockholders, the Board of Directors has decided to hold the advisory vote every year in response to the significant number of shares voted in favor of an annual vote and a desire to adopt what is now perceived to be a governance best practice.

        This Compensation Discussion and Analysis should be read together with the compensation tables that follow, which disclose the compensation awarded to, earned by or paid to our NEOs with respect to 2012. On March 6, 2012, Mr. Clarke resigned as Senior Vice President and Chief Financial Officer. Because Mr. Clarke was our CFO until March 6, 2012, he was an NEO of the Company in 2012. His annual salary when he resigned was $310,500 and he was paid until his departure. On March 26, 2012, the Company and Mr. Clarke entered into a Settlement Agreement and General Release. In exchange for a standard release of claims and subject to Mr. Clarke's not revoking the release, he received a lump sum payment of $160,000. He did not receive any new equity grants in 2012.

How We Determine Compensation

        Role of the Compensation Committee.    The compensation committee, which is composed of Dr. Sugar, who serves as Chairman of the committee, and Messrs. Danhakl and Ressler, oversees the design, administration and evaluation of our overall executive compensation program. The compensation committee also recommends to the independent directors of the Board of Directors the total compensation for our Chairman and Chief Executive Officer and our President and Chief Operating Officer and approves the total compensation for the other NEOs. Each member of the compensation committee must be an independent, non-employee director, as those terms are defined in SEC, NYSE and Internal Revenue Service rules. Among other things, the compensation committee will at least annually:

  •
  Review and adjust (or recommend adjustments to) each NEO's compensation in order to ensure an appropriate mix of cash and equity, and an appropriate balance of fixed and at-risk compensation, in light of, among other factors, each individual's particular role and responsibilities, personal motivations, stock ownership exposure and wealth accumulation.

  •
  Approve specific performance targets and individual goals for each NEO with respect to the at-risk portions of his compensation.

  •
  Consult with the compensation committee's independent consultant to help ensure that the total compensation paid to each NEO is appropriate in light of our compensation objectives, tax and accounting considerations and compensation best practices.

  •
  Design annual incentive awards with quantitative factors and qualitative milestones that further our overall business objectives, and approve award payouts based on performance actually achieved.

        Role of Management.    The compensation committee formulates its recommendation for the overall compensation of our Chairman and Chief Executive Officer without management participation. In addition, the committee recommends the overall compensation of our President and Chief Operating Officer with input from our Chief Executive Officer. Finally, the committee determines the overall compensation of our other NEOs with input from our Chief Executive Officer and Chief Operating Officer. None of our NEOs is present when his compensation is discussed by the committee. Our management administers all compensation and benefits programs, subject to the oversight of the committee. This delegation to management is strictly limited to implementation of the programs, and does not include any discretion to make material decisions regarding the overall executive compensation program.

        Role of Independent Consultant.    The compensation committee has engaged Exequity as an independent consultant to provide advice with respect to compensation decisions for our executive officers. The independent consultant assists in evaluating our compensation objectives, obtaining market information, and designing various aspects of our compensation program. The independent consultant attends meetings of the committee by invitation, and committee members have direct access to the independent consultant without management involvement. The independent consultant will also consult with our senior executives as directed by the committee. The committee has the sole authority to hire and fire the independent consultant. In order to help ensure impartiality and objectivity, the committee requires that the independent consultant provide services only to the committee and not to management, absent specific committee approval. In 2012, Exequity did not perform any services unrelated to its committee engagement, including any separate work for our management or employees. The independence of Exequity has been evaluated in accordance with SEC rules, and it has been determined that its work did not create any conflicts of interest.

        Benchmarking.    In 2010 and 2011, we did not benchmark our compensation program against that of other companies as the initial compensation of our NEOs was primarily driven by the terms of their employment, which were established before we became a public company. Due to the unique nature of our start-up venture, comparisons to more established companies were not deemed appropriate. In addition, we operate in an industry with a small number of competitors, and few of them would be suitable for purposes of "peer group" comparisons. Most of our competitors are private or foreign companies or are captive subsidiaries of public companies.

        In 2012, we collected compensation information about similarly sized U.S.-based employers, particularly those in the financial services industry. We used that information to supplement the collective knowledge and experience of our Board of Directors, senior executives and independent compensation consultant. We do not, however, intend to make decisions primarily based on how our compensation practices compare to those of other companies. Our compensation decisions will continue to be guided by what we consider to be the amount and form of compensation that will best enable us to attract, motivate and retain the most talented executives and to focus them on the growth and long-term success of our business.

        Risk Management.    We believe that the best way to ensure our NEOs' and other employees' personal commitment to our long-term goals is to ensure that their financial rewards as stockholders will, over the long term, far outweigh any cash compensation they earn as employees. In this regard, the interests of our NEOs and our stockholders are strongly aligned. Our NEOs as a group (excluding Mr. Clarke, who is no longer our principal financial officer) beneficially own approximately 7.0% of our Class A Common Stock, and each NEO has made a meaningful personal investment in our stock.

        In addition, our executive compensation program has been designed to discourage executives from taking unnecessary risks that could threaten the long-term interests of our young company. As described in more detail below, a significant portion of our incentive-based compensation has been tied to an increase in our book value, and not to metrics that may encourage risk-taking behavior focused on short-term results. Similarly, we have mitigated potential risk by subjecting all of the equity awards granted in 2012 and 2013 to performance- and time-based vesting conditions. We have also capped our short and long-term incentive opportunities; there is no upside associated with performance-based RSUs that vest based on book value, while the annual cash bonus plan and the TSR RSUs are capped at 200% of target to limit potential payouts even in instances of superior performance. We also base executive rewards on a variety of internal performance measures (as explained below) so as to avoid an over reliance on any singular indicator of performance. Additionally, half of our 2012 and 2013 long-term incentive award was based on stockholder returns relative to a broad index. We believe that these design safeguards align our executive incentives and corresponding payouts with stockholder value creation. Also in February 2013, the compensation committee's independent consultant performed a compensation risk analysis and concluded that the Company's compensation plans and programs do not contain risks that are likely to result in a material adverse effect on the Company.

        We also believe that our executives' significant equity ownership in our Company aligns their long-term interests with those of our stockholders. Our Board of Directors has adopted stock ownership guidelines for our executive officers at the level of Executive Vice President or higher. Our Chief Executive Officer is required to own Class A Common Stock equivalents with an aggregate market value equal to six times his annual rate of salary. Mr. Udvar-Házy beneficially owns 4,724,516 shares of our Class A Common Stock with a value that far exceeds six times his annual rate of salary. Our Chief Operating Officer is required to own Class A Common Stock equivalents with an aggregate market value equal to three times his annual rate of salary. Mr. Plueger beneficially owns 480,725 shares of our Class A Common Stock with a value that far exceeds three times his annual rate of salary. Each of our other executive officers subject to these guidelines is required to own Class A Common Stock equivalents with an aggregate market value equal to at least his annual rate of salary. Messrs. Chen and Levy each own shares of our Class A Common that exceed this requirement. Class A Common Stock equivalents are shares of Class A Common Stock owned personally by an executive officer and shares of Class A Common Stock underlying unvested RSUs that are subject to time-vesting only. Each executive officer subject to these guidelines has five years from the time he or she becomes subject to the guidelines to achieve the required level of ownership. The Company also prohibits our directors, officers and employees from engaging in short-term or speculative transactions, such as hedging, in the Company's securities, including our Class A Common Stock.

Elements of the Executive Compensation Program

        Base Salary.    Base salary is the main "fixed" component of our executive compensation program, and it is aimed primarily at attracting and retaining the best possible executive talent. The relative levels of base salary for our NEOs are based on the particular responsibilities and expectations associated with each executive's position. The base salaries of Messrs. Udvar-Házy and Plueger are determined in accordance with their employment agreements, and the base salaries of the other NEOs are determined by the compensation committee, with the input of Messrs. Udvar-Házy and Plueger and taking into consideration the objectives and philosophies of our overall executive compensation program.

        In 2012, the salaries for Messrs. Udvar-Házy and Plueger were $1,800,000 and $1,500,000, respectively, consistent with their employment agreements. The base salaries for Messrs. Chen and Levy were $841,500 and $765,000, respectively. The base salary for Mr. Willis in his new role as our CFO of $360,000 was determined by the compensation committee in March 2012.

        The 2013 salaries for Messrs. Udvar-Házy and Plueger will remain unchanged. The 2013 salaries for Messrs. Chen, Levy and Willis will be $883,575, $775,000 and $410,000, respectively.

        Annual Incentives and Bonuses.    For 2012, the compensation committee developed performance-based guidelines for the payment of annual incentive awards to our NEOs. The guidelines provided for five categories of metrics, each comprising 20% of a NEO's target bonus: overall revenues, pre-tax operating margin, pre-tax return on equity, the dollar value of aircraft acquired and strategic goals. The strategic goals were composed of increasing the level of unsecured borrowings, capturing new strategic airline customers, achieving an investment grade credit rating and improving internal controls and processes. Each NEO had the opportunity to earn his target award based on Company performance, as modified by an individual performance factor of between 0% and 120% based on the achievement relative to individual performance goals described below (but in no event in excess of 200% of target).

        The weighted earned payout based on company performance for 2012 was 143%. A summary of these performance measures as well as the related fiscal 2012 results are as follows (dollars in millions):

Performance Measure	Fiscal 2012 Result	Interpolated Payout	Component Weighting	Weighted Payout
Overall Revenues	$656	116%	20.00%	23%
Pre-tax Operating Margin	31.1%	129%	20.00%	26%
Pre-tax Return on Equity	9.1%	143%	20.00%	29%
Dollar value of Acquired Aircraft	$2,230	200%	20.00%	40%
Strategic Goals	—	125%	20.00%	25%

        Under his employment agreement, Mr. Udvar-Házy's target annual bonus amount is equal to 100% of his base salary, with a maximum bonus equal to 200% of his base salary actually paid. The amount of Mr. Udvar-Házy's annual bonus is determined on the basis of our attainment of objective financial performance metrics, or a combination of our attainment of such financial performance metrics and Mr. Udvar-Házy's attainment of individual objectives, in each case as determined and approved by the compensation committee.

        Mr. Plueger's target annual incentive award under his employment agreement is equal to 80% of his base salary actually paid, with a maximum of 120% of his base salary actually paid. Messrs. Chen, Levy and Willis were eligible for annual incentive awards based on target opportunities of $841,500, $765,000 and $198,000, respectively, with a maximum bonus of 200% of target.

        After evaluating the Company's performance relative to the guidelines and taking into account individual contributions in 2012, our compensation committee awarded Messrs. Chen, Levy and Willis annual performance bonuses in the amounts set forth below and our compensation committee recommended, and our Board of Directors approved, annual performance bonuses for Messrs. Udvar-Házy and Plueger in the amounts set forth below. After taking into consideration that the Company's performance in 2012 exceeded the targets previously set for 2012, the compensation committee determined that it was appropriate to apply an individual performance factor of 80% to the annual performance bonus payable to each of Messrs. Udvar-Házy, Plueger, Chen and Levy to account for certain executives of the Company failing to implement best practices with respect to the on-boarding of new employees, which may have been a contributing factor to litigation being filed against the Company. The compensation committee also determined that it was appropriate to apply an individual performance factor of 105% to the annual performance bonus for Mr. Willis to reflect his strong individual performance.

        The table below summarizes the decisions of our compensation committee with regard to the annual performance bonus amounts for each NEO for fiscal year 2012 other than Mr. Clarke who was not eligible for a 2012 bonus.

Name	Target Bonus	Consolidated Corporate Factor	Individual Factor	Actual Bonus
Mr. Udvar-Házy	$1,800,000	143%	80%	$2,059,200
Mr. Plueger	1,200,000	143%	80%	1,372,800
Mr. Chen	841,500	143%	80%	962,676
Mr. Levy	765,000	143%	80%	875,160
Mr. Willis	198,000	143%	105%	297,297

        In 2013, the compensation committee generally maintained the same five categories for the payment of performance bonuses, except that there are some changes to the strategic goals.

        Long-Term Incentive Awards.    Consistent with our executive compensation objectives, the compensation committee believes that an important aspect of attracting and retaining exceptionally talented executives and aligning their interests with those of our stockholders is to provide equity-based incentive compensation.

        In 2012, we made long-term incentive awards to all of our NEOs as part of our planned equity grant cycle. Our compensation committee established an overall value for each executive officer, and applied a mix of approximately 50% RSUs that vest based on attainment of book value goals (the "Book Value RSUs") and 50% RSUs that vest based on attainment of total stockholder return goals (the "TSR RSUs"). The compensation committee believes this mix creates a balanced incentive because the RSUs provide the executives the incentive to steadily increase the book value of the Company while seeking an overall increase in total stockholder return over a three-year period. All awards have been made under our 2010 ALC Equity Incentive Plan. All RSUs awarded in 2012 are denominated in share units, each of which is equivalent to one share of Class A Common Stock, and are subject to performance conditions and time vesting. The Book Value RSUs generally vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets, as determined in accordance with GAAP, as of December 31, 2012, 2013 and 2014. The per share book value targets are $21.81 in the first year, $22.66 in the second year and $23.30 in the third year. If a specified target is not attained as of December 31 of the applicable year, the installment for such year will not vest and will expire as of such date. The December 31, 2012 per share book value target of $21.81 was met and one-third of the awards vested on January 1, 2013. The underlying shares were released and issued in accordance with their terms on February 28, 2013.

        The degree to which TSR RSUs vest depends on performance over a three-year measurement period. The number of shares to be received at the end of the three-year performance period, which runs from January 1, 2012 through December 31, 2014, will depend on our ranking within the S&P 400 Mid-Cap Index as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

Actual TSR Percentile Ranking	Applicable Percentage
85th or higher	200%
70th	150%
55th	100%
40th	50%
30th or below	0%

        Total stockholder return (TSR) is the change in price of a share of Class A Common Stock plus accumulated dividends over a specified period of time and is an indicator of management's achievement of long-term growth in stockholder value. Comparing the Company's total stockholder return over a specified period of time to index companies' returns over the same period of time is an objective external measure of the Company's effectiveness in translating its results into stockholder returns.

        On March 8, 2012, we made long-term incentive awards to our NEOs in the form of Book Value RSUs and TSR RSUs and the chart below shows the number of shares of Class A Common Stock underlying the awards at the time of grant:

	Number of Book Value RSUs	Target / Maximum Number of TSR RSUs
Mr. Udvar-Házy	54,000	54,000 / 108,000
Mr. Plueger	38,500	38,500 / 77,000
Mr. Chen	15,147	15,147 / 30,294
Mr. Levy	13,770	13,770 / 27,540
Mr. Willis	4,092	4,092 / 8,184

        In February 2013, we made long-term incentive awards to all of our NEOs consistent with the process and formulation used in 2012. These long-term incentive awards were in the form of Book Value RSUs and TSR RSUs. All of the awards granted to our executive officers are subject to the approval of our stockholders so that these awards may qualify as performance-based compensation for purposes of Section 162(m) of the Code. The compensation committee continues to believe that this mix of Book Value RSUs and TSR RSUs creates a balanced incentive because the RSUs provide the executives the incentive to steadily increase the book value of the Company while seeking an overall increase in total stockholder return over a three-year period. All awards have been made under our 2010 ALC Equity Incentive Plan.

        The chart below shows the number of shares of Class A Common Stock underlying the awards at the time of grant:

	Number of Book Value RSUs	Target / Maximum Number of TSR RSUs
Mr. Udvar-Házy	52,553	52,552 / 105,105
Mr. Plueger	37,538	37,537 / 75,075
Mr. Chen	14,474	14,473 / 28,947
Mr. Levy	13,091	13,091 / 26,182
Mr. Willis	4,771	4,771 / 9,542

        Special Bonuses for Mr. Chen.    We regard Mr. Chen as playing a key role in the potential expansion of our business in the Asian market. In recognition of the importance of the Asian market to our business and his role relative to that market, the compensation committee approved Mr. Chen's eligibility for a cash signing bonus in the amount of $1.3 million, half of which vested and was paid on July 15, 2011, and the other half of which vested and was paid on July 15, 2012, as well as a performance bonus of $237,500, which vested and was paid in July 2012, and additional performance bonuses of $370,000 and $450,000, which will vest and be payable in July 2013 and July 2014, subject to his continued employment and based upon the achievement of performance targets to be established by our Chief Executive Officer and approved by the compensation committee. Mr. Chen's performance target for the performance bonus paid in July 2012 required the lease placement of a specified number of aircraft in the Asian market. The performance targets set in respect of this performance bonus were challenging but achievable. Mr. Chen satisfied 95% of these performance targets and, as a result, was paid a special bonus of $237,500.

        Retention Bonuses.    Most of our NEOs are eligible for retention incentives that vest upon completion of three years' service with our Company and are forfeited if the executive's employment is terminated prior to vesting. The purpose of these bonuses is to promote stability among our leadership team during our critical start-up period. Each of Messrs. Udvar-Házy, Plueger and Chen is eligible for a retention bonus equal to 10% of his then current base salary. Mr. Levy is eligible for a retention bonus equal to $85,000. These bonuses were awarded in 2010 and are payable in June 2013. Mr. Willis was not eligible for retention incentives.

        Amended and Restated Deferred Bonus Plan.    The purpose of our Amended and Restated Deferred Bonus Plan is to provide retention incentives that are time-vested and based on amounts already earned, thereby providing a balance against our retention incentives that are tied to uncertain, future performance. Under the plan, our employees have an opportunity to receive a cash bonus in an amount equal to a percentage of the aggregate amount of base salary and cash bonus compensation paid with respect to a particular year. The deferred bonus will generally vest upon the second anniversary of the end of the year with respect to which the award was made, provided that the employee is still employed by us on a full-time basis on that date, and will be paid as soon as practicable thereafter. Once vested, the deferred bonus is not subject to reduction by our compensation committee. In 2013 the Company amended the Amended and Restated Deferred Bonus Plan to provide that deferred bonuses granted to our executive officers may be awarded under the 2013 Cash Bonus Plan and subject to the conditions set forth in that plan. Messrs. Udvar-Házy, Plueger, Chen, Levy and Willis are each eligible to participate in our Amended and Restated Deferred Bonus Plan, and each received a cash payout of the deferred bonuses granted in 2010, which bonuses vested on December 31, 2012, of $353,043 $214,061, $92,969, $102,547 and $19,500, respectively. On March 8, 2012, we made deferred bonus awards in respect of the aggregate amount of base salary and cash bonus compensation for 2011 to each of Messrs. Udvar-Házy, Plueger, Chen, Levy and Willis in the amounts of $346,291, $260,561, $214,790, $141,930 and $25,886, respectively. The cash bonuses were equal to the following percentage of the aggregate amount of 2011 base salary and cash bonus compensation paid: 9% of Messrs. Udvar-Házy and Plueger, 8.5% for Messrs. Chen and Levy and 6.5% for Mr. Willis. On February 26, 2013, we made deferred bonus awards in respect of the aggregate amount of base salary and cash bonus compensation for 2012 to each of Messrs. Udvar-Házy, Plueger, Chen, Levy and Willis in the amounts of $347,328, $258,552, $228,500, $139,148, and $43,969, respectively. The cash bonuses were equal to the following percentage of the aggregate amount of 2012 base salary and cash bonus compensation paid: 9% of Messrs. Udvar-Házy and Plueger, 8.5% for Messrs. Chen and Levy and 7% for Mr. Willis

        Personal Use of Company Aircraft.    The Board adopted a travel policy that requires the Chairman and CEO and the President and COO to use, to the maximum extent practicable, the Company owned aircraft for personal and business travel. The Company required that such officers reimburse the Company for the incremental cost of personal use in excess of $100,000 in 2012. In 2012, the incremental cost of Mr. Udvar-Házy's personal use was $62,509.

 Executive Compensation Tables

Summary Compensation Table

        The following table summarizes compensation paid to or earned by our NEOs during the fiscal years ended December 31, 2012, 2011 and 2010.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards* ($)(2)	Option awards* ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other compensation ($)(4)	Total ($)
Steven F. Udvar-Házy	2012	$1,800,000	$353,045	$2,648,618	$—	$2,059,200	$131,514	$6,992,377
Chairman and Chief	2011	1,800,000	180,000	—	—	1,867,680	77,209	3,924,889
Executive Officer	2010	1,622,727	2,300,000	35,008,520	18,807,128	—	29,682	57,768,057
John L. Plueger	2012	1,500,000	214,061	1,888,367	—	1,372,800	37,969	5,013,197
President and Chief	2011	1,500,000	150,000	—	—	1,245,120	37,208	2,932,328
Operating Officer	2010	1,125,000	1,250,000	14,208,620	7,600,283	—	5,861	24,189,764
Jie Chen	2012	838,062	742,969	742,937	—	1,200,176	25,351	3,549,494
Executive Vice President	2011	815,625	732,500	5,639,990	2,148,403	978,821	24,590	10,339,929
and Managing Director of Asia	2010	343,750	750,000	3,000,000	1,116,204	—	1,817	5,211,771
Grant A. Levy	2012	761,875	102,547	675,398	—	875,160	27,526	2,442,506
Executive Vice President,	2011	743,750	70,000	—	—	856,020	24,590	1,694,360
	2010	506,439	700,000	3,000,000	1,236,530	—	3,262	5,446,231
Gregory B. Willis	2012	330,833	19,500	200,706	—	297,297	18,372	866,708
Senior Vice President
and Chief Financial Officer
James C. Clarke(5)	2012	74,196	—	—	—	—	161,257	235,453
Former Senior Vice	2011	268,937	24,000	—	—	—	20,027	312,964
President and Chief Financial Officer	2010	149,352	120,000	300,000	123,653	—	62,563	755,568

*
Stock awards consist of RSUs relating to shares of our Class A Common Stock. Option awards are options to purchase our Class A Common Stock.

(1)
Bonus:    The amounts set forth for Messrs. Udvar-Házy, Plueger, Levy and Willis for 2012 represent the payout of deferred bonuses granted in 2010 and vested on December 31, 2012. The amount set forth for Mr. Chen for 2012 represents a deferred bonus of $92,969 and $650,000 for the second half of his signing bonus, each described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Amended and Restated Deferred Bonus Plan and—Special Bonuses for Mr. Chen.

(2)
Stock Awards and Option Awards:    These amounts represent the aggregate grant date fair value of awards of RSUs and options to purchase shares of our Class A Common Stock granted to our NEOs, computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEO, are included in Note 8 "Stock Based Compensation" to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The value of the full award for each of Messrs. Udvar- Házy, Plueger, Chen, Levy and Willis at 200% is $3,863,700, $2,754,675, $1,083,768, $985,244 and $292,783 respectively.

(3)
Non-Equity Incentive Plan Compensation.    The amount set forth for each of Messrs. Udvar-Házy, Plueger, Levy and Willis represents his annual incentive award for 2012 and the amount set forth for Mr. Chen represents $962,676 for his annual incentive award and $237,500 for his special performance bonus, each as described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Annual Incentives and Bonuses and Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Special Bonuses for Mr. Chen.

(4)
Premium Payments:    In 2012, we paid premiums on term life insurance policies for Messrs. Udvar-Házy, Plueger, Chen, Levy, Willis and Clarke, in the aggregate amounts of $42,905, $11,868, $5,631, $5,631, and $5,622, and $1,257 respectively.

401(k) Employer Matching Contributions:    In 2012, we made matching contributions to a 401(k) savings plan that we maintain for our employees of $26,100, $26,100, $19,720, $21,895 and $12,750 for Messrs. Udvar-Házy, Plueger, Chen, Levy and Willis respectively, in accordance with our policy described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Retirement Programs.

Personal Aircraft Usage:    In 2012, the incremental cost of Mr. Udvar-Házy personal use of Company aircraft was $62,509, as described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Personal Use of Company Aircraft.

  Clarke Payment:    On March 26, 2012, the Company and Mr. Clarke entered into a Settlement Agreement and General Release. In exchange for a standard release of claims, he received a lump sum payment of $160,000.

(5)
Gregory B. Willis succeeded Mr. Clarke as Chief Financial Officer in March 2012 following Mr. Clarke's departure from the Company.

Grants of Plan-Based Awards

        The following table sets forth information concerning grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2012.

			Estimated future payouts under Non-equity incentive plan awards			Estimated future payouts under Equity incentive plan awards						Grant date fair value of stock and option awards(3)
									All Other Stock Awards: Number of Shares of Stock or Units (#))	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(2)
Name	Grant date(s)(1)	Type of award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(4)	Target (#)	Maximum (#)(5)
Mr. Udvar-Házy	—	Annual Bonus	$—	$1,800,000	$3,600,000	$—	$—	$—	$—	$—	$—	$—
	03/08/2012	Book Value RSU	—	—	—	—	54,000	—	—	—	—	1,287,900
	03/08/2012	TSR RSU	—	—	—	27,000	54,000	108,000	—	—	—	1,360,718
Mr. Plueger	—	Annual Bonus	—	1,200,000	1,800,000	—	—	—	—	—	—	—
	03/08/2012	Book Value RSU	—	—	—	—	38,500	—	—	—	—	918,225
	03/08/2012	TSR RSU	—	—	—	19,250	38,500	77,000	—	—	—	970,142
Mr. Chen	—	Annual Bonus	—	841,500	1,683,000	—	—	—	—	—	—	—
	—	Special Bonus	—	237,500	237,500	—	—	—	—	—	—	—
	03/08/2012	Book Value RSU	—	—	—	—	15,147	—	—	—	—	361,256
	03/08/2012	TSR RSU	—	—	—	7,574	15,147	30,294	—	—	—	381,681
Mr. Levy	—	Annual Bonus	—	765,000	1,530,000	—	—	—	—	—	—	—
	03/08/2012	Book Value RSU	—	—	—	—	13,770	—	—	—	—	328,415
	03/08/2012	TSR RSU	—	—	—	6,885	13,770	27,540	—	—	—	346,983
Mr. Willis	—	Annual Bonus	—	198,000	396,000	—	—	—	—	—	—	—
	03/08/2012	Book Value RSU	—	—	—	—	4,092	—	—	—	—	97,594
	03/08/2012	TSR RSU	—	—	—	2,046	4,092	8,184	—	—	—	103,112
Mr. Clarke	—	None	—	—	—	—	—	—	—	—	—	—

(1)
Grant Date:    The grant date for the RSU award is the effective date of grant approved by the compensation committee of our Board of Directors.

(2)
Exercise or Base Price of Option Awards:    The exercise price for each award is equal to the fair market value of our Class A Common Stock as of the date of grant, as determined by our Board of Directors and our compensation committee.

(3)
Grant date fair value of stock and option awards:    The grant date fair value for each award is computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEOs, are included in Note 8 "Stock Based Compensation" to the financial statements included in our Annual Report on Form 10-K for the fiscal year end December 31, 2012.

(4)
Estimated future payouts under Equity incentive plan awards Threshold:    Represents the number of shares issuable under TSR RSUs if the company's ranking within the S&P 400 Mid-Cap Index is 40th percentile as of December 31, 2014.

(5)
Estimated future payouts under Equity incentive plan Maximum:    Represents the number of shares issuable under TSR RSUs if the company's ranking within the S&P 400 Mid-Cap Index is 85th percentile or higher as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning option awards and stock awards for our NEOs outstanding as of the end of the fiscal year ended December 31, 2012.

		Option awards*				Stock awards*
Name	Grant date	Number of securities underlying unexercised options (#)(1) Exercisable	Number of securities underlying unexercised unearned options (#)(1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)		Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(3)
Mr. Udvar-Házy	6/4/2010	1,164,666	583,333	$20.00	6/4/2020	—	$—	—		$—
	6/4/2010	—	—	—	—	—	—	875,000		18,812,500
	8/11/2010	900	452	20.00	8/11/2020	—	—	—		—
	8/11/2010	—	—	—	—	—	—	213		4,580
	3/8/2012	—	—	—	—	—	—	54,000	(4)	1,161,000
	3/8/2012	—	—	—	—	—	—	54,000	(5)	1,161,000
Mr. Plueger	6/4/2010	466,666	233,334	20.00	6/4/2020	—	—	—		—
	6/4/2010	—	—	—	—	—	—	350,000		7,525,000
	8/11/2010	7,204	3,602	20.00	8/11/2020	—	—	—		—
	8/11/2010	—	—	—	—	—	—	5,217		112,133
	3/8/2012	—	—	—	—	—	—	38,500	(4)	827,750
	3/8/2012	—	—	—	—	—	—	38,500	(5)	827,750
Mr. Chen	8/11/2010	150,000	—	20.00	8/11/2020	—	—	—		—
	8/11/2010	—	—	—	—	—	—	—		—
	4/25/2011	—	—	—	—	—	—	150,000		3,225,000
	4/25/2011	50,000	100,000	28.80	4/25/2021	—	—	—		—
	4/25/2011	—	—	—	—	30,556	656,954	—		—
	3/8/2012	—	—	—	—	—	—	15,147	(4)	325,661
	3/8/2012	—	—	—	—	—	—	15,147	(5)	325,661
Mr. Levy	7/14/2010	100,000	50,000	20.00	7/14/2020	—	—	—		—
	7/14/2010	—	—	—	—	—	—	75,000		1,612,500
	3/8/2012	—	—	—	—	—	—	13,770	(4)	296,055
	3/8/2012	—	—	—	—	—	—	13,770	(5)	296,055
Mr. Willis	7/14/2010	10,000	5,000	20.00	07/14/2020	—	—	—		—
	7/14/2010	—	—	—	—	—	—	7,500		161,250
	3/8/2012	—	—	—	—	—	—	4,092	(4)	87,978
	3/8/2012	—	—	—	—	—	—	4,092	(5)	87,978
Mr. Clarke	7/14/2010	—	—	—	—	—	—	—		—

*
Shares underlying the Option Awards and Stock Awards are shares of Class A Common Stock.

(1)
Option Awards under our 2010 ALC Equity Incentive Plan generally vest in equal installments over a three-year period. The options granted to Messrs. Udvar-Házy and Plueger on June 4, 2010 vest in equal installments on each of June 4, 2011, June 4, 2012 and June 4, 2013. All of the options granted to Messrs. Levy and Willis and the options granted to Messrs. Udvar-Házy and Plueger on August 11, 2010 vest in equal installments on June 30, 2011, June 30, 2012 and June 30, 2013. One tranche of the options granted to Mr. Clarke vested on June 30, 2011 and the remaining options were forfeited upon his departure from the Company. The options granted to Mr. Chen on August 11, 2010 vest 66 2/3% on June 30, 2011 and 33 1/3% on June 30, 2012, and the options granted to Mr. Chen on April 25, 2011 vest 33 1/3% on June 30, 2012 and 66 2/3% on June 30, 2013.

(2)
The RSUs granted to Messrs. Udvar-Házy, Plueger, Levy and Willis vest in cumulative installments as follows:

•
The first tranche of 25% vested on June 30, 2011 as a result of our Company attaining at least 2% growth in book value per share over the book value as of June 30, 2010, as determined in accordance with GAAP;

•
The second tranche of 25% vested on June 30, 2012, as a result of our Company attaining at least 5.06% growth in book value per share over the book value as of June 30, 2010, as determined in accordance with GAAP;

•
The third tranche of 25% will vest, on June 30, 2013, provided that our Company has attained at least 9.26% growth in book value per share over the book value as of June 30, 2010; and

  •
  The fourth tranche of 25% will vest, and any unvested portion of the second and third tranches will vest, on June 30, 2014, or on any date thereafter up to and including June 30, 2015, provided that our Company has attained at least 13.63% growth in book value per share over the book value as of June 30, 2010.

  •
  The first tranche of RSUs granted to Mr. Clarke vested on June 30, 2011 as described above and the remainder of his RSUs was forfeited upon his departure from the Company.

  The 150,000 RSUs granted to Mr. Chen on April 25, 2011 vest as follows:

  •
  The first tranche of 50% will vest on June 30, 2013 as a result of our Company attaining at least 9.26% growth in book value per share over the book value as of June 30, 2010, as determined in accordance with GAAP; and

  •
  The second tranche of 50% will vest, and any unvested portion of the first tranche will vest, on June 30, 2014, or on any date thereafter up to and including June 30, 2015, provided that our Company has attained at least 13.63% growth in book value per share over the book value as of June 30, 2010.

  The 45,833 RSUs granted to Mr. Chen on April 25, 2011 vested 33 1/3% on June 30, 2012 and will vest 66 2/3% on June 30, 2013.

(3)
The market value shown is based on the closing price of our Class A Common Stock as of December 31, 2012, which was $21.50 per share.

(4)
The Book Value RSUs granted to our NEOs on March 8, 2012, vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets as of December 31, 2012, 2013 and 2014. The per share book value targets are $21.81 as of December 31, 2012 (which was met and one-third of the Book Value RSUs vested and were paid out in February 2013), $22.66 in the second year and $23.30 in the third year. If a specified target is not attained as of December 31 of the applicable year, the installment for such year will not vest and will expire as of such date.

(5)
The TSR RSUs granted to our NEOs on March 8, 2012, cliff vest at the end of the three-year performance period, which runs from January 1, 2012 through December 31, 2014, and the number of shares issuable will depend on our ranking within the S&P 400 Mid-Cap Index. The number of TSR RSUs is a projected value at the target number of shares as the shares have only performed for one year of a three-year performance period.

Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised and RSUs vested for our NEOs during the fiscal year ended December 31, 2012.

	Option awards			Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)		Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Mr. Udvar-Házy	2,000	$0	(2)	437,606	$8,493,932
Mr. Plueger	—	—		177,607	3,447,352
Mr. Chen	—	—		90,277	1,752,277
Mr. Levy	—	—		37,500	727,875
Mr. Willis	—	—		3,750	72,788
Mr. Clarke	5,000	18,300		—	—

(1)
The amount represents the product of the number of shares vested and the closing price of our Class A Common Stock on the New York Stock Exchange on the vesting date.

(2)
Mr. Udvar-Házy exercised options to acquire 2,000 shares of our Class A Common Stock and retained such shares. The exercise price paid for the shares was more than the closing price of our Class A Common Stock on the New York Stock Exchange on the exercise date.

Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control

        The discussion below summarizes the terms of employment for our NEOs. As described in the discussion and tables below, Messrs. Udvar-Házy's and Plueger's employment agreements and certain of our employee benefits plans, including our 2010 ALC Equity Incentive Plan and our NEOs' award agreements under the plan, provide for payments and other benefits to our NEOs if their employment with us is terminated under certain circumstances or if we experience a change in control. In addition, our NEOs (other than Messrs. Udvar-Házy and Plueger) may be entitled to benefits under our non-binding severance guidelines.

Employment Agreements and Arrangements

        Employment Agreement with Mr. Udvar-Házy.    The employment agreement between our Company and Mr. Udvar-Házy is effective as of February 5, 2010 and was amended as of August 11, 2010. The agreement has a term through June 30, 2013. Mr. Udvar-Házy's base salary is $1.8 million, subject to potential annual increases at the discretion of our compensation committee. As described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program, he is eligible for annual and other bonuses, has additional benefits (including our payment of premiums for a $5.0 million term life insurance policy payable to his beneficiaries and employer matching contributions for our 401(k) savings plan), and was entitled to certain equity awards. Mr. Udvar-Házy is subject to noncompetition and nonsolicitation restrictions while employed by us and nonsolicitation restrictions for one year following a termination of his employment. He is also subject to an ongoing confidentiality obligation.

        If Mr. Udvar-Házy's employment is terminated by us without cause or by him for good reason, as defined in his employment agreement, he will be entitled to receive: (i) accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment, (ii) a prorated annual bonus and accelerated vesting and payment of a deferred bonus under our Amended and Restated Deferred Bonus Plan, with respect to the calendar year in which such termination occurs, (iii) salary continuation, continued payment of the target annual bonus amount, continued health coverage, and continued payment by us of the premiums for his term life insurance policy, until the later of June 30, 2013 and the second anniversary of the date of such termination, and (iv) accelerated vesting and payment of any unpaid deferred bonuses under our Amended and Restated Deferred Bonus Plan attributable to years prior to the year of such termination. In addition, upon such a termination, Mr. Udvar-Házy's options shall fully vest and the time-vesting of his RSUs shall accelerate in full. However, the RSUs would remain subject to any performance-based vesting conditions to the extent not achieved prior to such termination, and, for this purpose, would remain outstanding until the end of the applicable performance period. The amounts and benefits described in clauses (ii), (iii) and (iv) of this paragraph will be subject to Mr. Udvar-Házy's execution of a release of claims against our Company and certain related parties, and the amounts and benefits described in clauses (iii) and (iv) will be subject to his compliance with his confidentiality and nonsolicitation covenants.

        If Mr. Udvar-Házy's employment is terminated due to disability or death, he, his estate or his beneficiaries will be entitled to receive the compensation described in clauses (i), (ii) and (iv) of the preceding paragraph. In addition, upon such a termination, Mr. Udvar-Házy's options shall fully vest and the time-vesting of his RSUs shall accelerate in full. However, the RSUs would remain subject to any performance-based vesting conditions to the extent not achieved prior to such termination, and, for this purpose, would remain outstanding until the end of the applicable performance period.

        If Mr. Udvar-Házy's employment is terminated for cause, or he terminates his employment without good reason, he will receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment. Any options or RSUs not vested as of the date of termination will be forfeited.

        Mr. Udvar-Házy will have no obligation to mitigate damages in the event of a termination of his employment, and no payments under his employment agreement will be subject to offset in the event that he does mitigate.

        Employment Agreement with Mr. Plueger.    The employment agreement between our Company and Mr. Plueger was effective as of March 29, 2010 and was amended as of August 11, 2010. The agreement has a term through June 30, 2013. Mr. Plueger's base salary is $1.5 million, subject to potential annual increases at the discretion of our compensation committee. As described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program, he is eligible for annual and other bonuses, has additional benefits (including our payment of premiums for a $2.0 million term life insurance policy payable to his beneficiaries and employer matching contributions for our 401(k) savings plan), and was entitled to certain equity awards. Mr. Plueger is subject to noncompetition and nonsolicitation restrictions while employed by us and nonsolicitation restrictions for one year following a termination of his employment. He is also subject to an ongoing confidentiality obligation. The terms of Mr. Plueger's employment agreement relating to a termination of his employment are substantially similar to the terms of the employment agreement with Mr. Udvar-Házy described above.

        "Cause" is generally defined in each of Messrs. Udvar-Házy's and Plueger's employment agreements as (i) conviction of, or a plea of guilty or nolo contendere to, a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving our Company; (ii) engagement during the performance of his duties, or otherwise to the detriment of our Company, in willful misconduct, willful or gross neglect, fraud, misappropriation, or embezzlement; (iii) repeated failure to adhere to the directions of the Board of Directors, to adhere to our Company's policies and practices or to devote substantially all of his business time and efforts to our Company; (iv) willful failure to substantially perform his duties properly assigned to him (other than any such failure resulting from his disability); (v) breach of any of the confidentiality, noncompetition, and nonsolicitation covenants in his employment agreement; and (vi) breach in any material respect of the terms and provisions of his employment agreement. Each of Messrs. Udvar-Házy's and Plueger's employment agreements provides him with notice and a 30-day cure period in the event of a termination of his employment pursuant to clause (iii), (iv), (v) or (vi), and if cured, the event or condition at issue will not constitute "cause." "Good reason" under each employment agreement includes the material reduction of the executive's authority, duties and responsibilities, or the assignment to him of duties materially inconsistent with his position or positions with our Company, a reduction in his annual salary, or the relocation of his office more than 35 miles from the principal offices of our Company. The executive must provide us with notice and a 30-day cure period, and if cured, the event or condition at issue will not constitute "good reason."

        Employment Terms for Mr. Chen.    Mr. Chen's base salary for 2010 was $750,000, subject to a 10% increase for 2011 and, in the discretion of our compensation committee, potential annual increases of up to 10% thereafter for satisfactory performance. Our compensation committee increased Mr. Chen's base salary by 10% to $825,000 for 2011, in accordance with the previously scheduled increase in his base salary and in 2012 increased it to $841,500. As described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program, Mr. Chen's 2013 base salary is $883,575, and he is eligible for annual and other bonuses, as well as certain benefits.

        Employment Termination and Change in Control Provisions under Named Executive Officers' Equity Award Agreements.    Under the terms of their equity award agreements, each of Messrs. Chen, Levy and Willis will forfeit any unvested RSUs if his employment with our Company is terminated for any reason. Each will forfeit all of his options if his employment is terminated for cause, as defined under our 2010 ALC Equity Incentive Plan. In the event of a termination due to death or disability (as defined under our plan), each of Messrs. Levy's and Chen's options will vest in full. In the event of a termination for any reason other than death, disability or cause, each NEO will forfeit any unvested options. As a result of his departure from the Company, all of Mr. Clarke's unvested RSUs and options were forfeited and he had three months from the date of his departure to exercise his vested options. Under the terms of our 2010 ALC Equity Incentive Plan and except as otherwise provided by our compensation committee, all outstanding options shall become fully exercisable and vested, and all time-vesting RSUs shall vest, upon the occurrence of a change in control, as defined under the plan. With respect to performance-based RSUs, our compensation committee may exercise its discretion to provide that all incomplete performance periods in effect on the date of the change in control shall end on such date, determine the extent to which performance goals with respect to each such performance period have been met, and cause to be paid to each NEO partial or full awards with respect to performance goals for each such performance period, based on the committee's determination of the degree of attainment of such goals.

        Employment Termination Provisions for Named Executive Officers' Deferred Bonus Awards.    Pursuant to the terms of his award agreement, the vesting of the deferred bonus granted to each of Messrs. Chen, Levy and Willis under our Amended and Restated Deferred Bonus Plan will accelerate, and payment will be made as soon as practicable thereafter, if his employment terminates due to death or disability. Mr. Clarke did not receive a deferred bonus award with respect to 2011 and he forfeited his deferred bonus award with respect to 2010 as a result of his departure from the Company. The vesting of deferred bonuses granted to Messrs. Udvar-Házy and Plueger will accelerate, and such bonuses will be paid, upon certain terminations of their employment, as described above in—Employment Agreement with Mr. Udvar-Házy and—Employment Agreement with Mr. Plueger.

        Non-Binding Severance Guidelines.    On February 15, 2011, our compensation committee reviewed and approved non-binding guidelines concerning severance and other benefits in the event of an involuntary termination of employment, or a termination without cause or for good reason following a change in control of our Company. The guidelines cover officers at the level of Vice President and higher other than Messrs. Udvar-Házy and Plueger, and address potential cash severance, accelerated vesting and payment of certain bonuses, and other potential benefits that may be granted in the committee's discretion. The guidelines suggest as severance a multiple of an eligible officer's base salary and target bonus in the case of a termination of employment without cause or for good reason within 24 months following a change in control, and a multiple of an eligible officer's base salary and the average of the officer's three most recent annual bonuses in the case of a termination of employment without cause other than following a change in control. For Executive Vice Presidents, these multiples are 2x and 1x, respectively, while for Senior Vice Presidents and Vice Presidents, these multiples are 1x and 0.5x, respectively. In addition, with respect to a termination without cause or for good reason following a change in control, the guidelines indicate that an officer would be eligible for payment of a prorated annual target bonus, acceleration and payment in full of his initial three-year retention bonus, and acceleration and payment in full of his bonus under the Amended and Restated Deferred Bonus Plan. With respect to a termination without cause other than following a change in control, an officer would forfeit his annual bonus and deferred bonus, but the guidelines suggest that an officer may receive a prorated payout of his initial three-year retention bonus.

        Mr. Clarke's Resignation.    At the time of Mr. Clarke's departure from the Company, one-third of his options and one-fourth of his RSUs had vested. As a result of his departure, Mr. Clarke's remaining options and RSUs were forfeited and he exercised vested options in May 2012 before they expired. In addition, Mr. Clarke forfeited his annual bonus in respect of 2011 and his deferred bonus award with respect to 2010 as a result of his departure from the Company. On March 26, 2012, the Company and Mr. Clarke entered into a Settlement Agreement and General Release. In exchange for a standard release of claims and subject to Mr. Clarke's not revoking the release, he was entitled to a lump sum payment of $160,000.

Potential Payments upon Termination or Change in Control

        The following tables describe and quantify payments and benefits to which our NEOs would have been entitled under various employment termination and change-in-control scenarios, assuming they occurred on December 31, 2012. For purposes of the tables below, we have assumed that Messrs. Chen, Levy, and Willis would have been paid the benefits under the non-binding severance guidelines. Certain of the amounts identified below are only estimates. Some amounts in the tables and footnotes have been rounded up to the nearest whole number.

        Regardless of the termination scenario, each of our NEOs will receive earned but unpaid base salary through the date of termination of his employment.

Post-employment and change in control payments—Mr. Udvar-Házy

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause		Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment		Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$1,800,000	(a)	$9,000,000	(b)	$1,800,000	(a)	$—		$9,000,000	(b)
Amended and restated deferred bonus plan	—		693,619	(c)	693,619	(c)	—		693,619	(c)
Acceleration of equity awards
RSUs	—		21,139,101	(d)	21,139,101	(d)	21,139,101	(e)	21,139,101	(e)
Options	—		875,676	(f)	875,676	(f)	875,676	(f)	875,676	(f)
Benefits and perquisites
Term life insurance	—		87,605	(g)	—	(h)	—		87,605	(g)
Benefits	—		53,496	(i)	—		—		53,496	(i)
Total	1,800,000		31,849,497		24,508,396		22,014,777		31,849,497

(a)
Represents the amount of Mr. Udvar-Házy's target annual bonus for 2012.

(b)
Represents the aggregate of Mr. Udvar-Házy's target annual bonus for 2012, salary continuation at an annual rate of $1.8 million through December 31, 2014, and payment in 2013 and 2014 of amounts equal to the target annual bonus.

(c)
Represents the deferred bonus in respect of 2011 and 2012.

(d)
Assumes that the performance conditions for RSUs have been met in the event that an involuntary termination without cause or for good reason or a termination due to death or disability occurs on December 31, 2012 and shall be paid out according to the schedule had Mr. Udvar-Házy continued employment.

(e)
Assumes that the compensation committee treats the performance conditions for RSUs as met in the event that a change in control occurs on December 31, 2012 and assumes vesting of target number of TSR RSUs.

(f)
Represents the difference between the per share exercise price and the fair market value of the Class A Common Stock on December 30, 2012 for the unvested options granted in 2010.

(g)
Represents the premium payments on the group term and supplementary life insurance policies for Mr. Udvar-Házy that the Company would continue to pay.

(h)
The total amount payable under the group term and supplementary life insurance policies for Mr. Udvar-Házy is $5.5 million.

(i)
Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2012.

Post-employment and change in control payments—Mr. Plueger

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause		Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment		Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$1,200,000	(a)	$6,600,000	(b)	$1,200,000	(a)	$—		$6,600,000	(b)
Amended and restated deferred bonus plan	—		519,113	(c)	519,113	(c)	—		519,113	(c)
Acceleration of equity awards
RSUs	—		9,292,633	(d)	9,292,633	(d)	9,292,633	(e)	9,292,633	(e)
Options	—		355,404	(f)	355,404	(f)	355,404	(f)	355,404	(f)
Benefits and perquisites
Term life insurance	—		25,537	(g)	—	(h)	—		25,537	(g)
Benefits	—		53,496	(i)	—		—		53,496	(i)
Total	1,200,000		16,846,183		11,367,150		9,648,037		16,846,183

(a)
Represents the amount of Mr. Plueger's target annual bonus for 2012.

(b)
Represents the aggregate of Mr. Plueger's target annual bonus for 2012, salary continuation at an annual rate of $1.5 million through December 31, 2014, and payment in 2013 and 2014 of amounts equal to the target annual bonus.

(c)
Represents the deferred bonus in respect of 2011 and 2012.

(d)
Assumes that the performance conditions for RSUs have been met in the event that an involuntary termination without cause or for good reason or a termination due to death or disability occurs on December 31, 2012 and shall be paid out according to the schedule had Mr. Plueger continued employment.

(e)
Assumes that the compensation committee treats the performance conditions for RSUs as met in the event that a change in control occurs on December 31, 2012 and assumes vesting of target number of TSR RSUs.

(f)
Represents the difference between the per share exercise price and the fair market value of the Class A Common Stock on December 30, 2012 for the unvested options granted in 2010.

(g)
Represents the premium payments on the group term and supplementary life insurance policies for Mr. Plueger that the Company would continue to pay.

(h)
The total amount payable under the group term and supplementary life insurance policies for Mr. Plueger is $2.5 million.

(i)
Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2012.

Post-employment and change in control payments—Mr. Chen

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment		Involuntary termination without cause or for good reason within twenty-four months following a change in control.
Compensation severance	$—	$1,727,786	(a)			$—		$4,290,000	(b)
Amended and restated deferred bonus plan	—	—		228,500	(c)	—		228,500
Acceleration of vesting of equity awards
RSUs	—	—		—		4,533,275	(d)	4,533,275	(d)
Benefits and perquisites
Term life insurance	—	—		—(e	)	—		—
Benefits	—	53,496	(f)	—		—		106,992	(f)
Outplacement	—	—		—		—		25,000
Total	—	1,781,282		228,500		4,533,275		9,183,767

(a)
Represents the aggregate of the pro rata portion of the retention bonus, salary for 2013, and average of paid bonuses over the most recent three bonus payments.

(b)
Represents the aggregate of Mr. Chen's target annual bonus for 2012, retention bonus, annual salary for 2013 and 2014, and target annual bonuses for 2013 and 2014.

(c)
Represents the deferred bonus in respect of 2012.

(d)
Represents the value of the 30,555 RSU award granted in 2011 and assumes that the compensation committee treats the performance conditions for RSUs as met in the event that a change in control occurs on December 31, 2012 and assumes vesting of target number of TSR RSUs.

(e)
The total amount payable under the group term life insurance policy for Mr. Chen is $500,000.

(f)
Represents the lump sum COBRA cost for continued health, dental and vision insurance coverage, based on rates as of December 31, 2012.

Post-employment and change in control payments—Mr. Levy

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment		Involuntary termination without cause or for good reason within twenty-four months following a change in control.
Compensation severance	$—	$1,631,850	(a)	$—		$—		$3,910,000	(b)
Amended and restated deferred bonus plan	—	—		139,148	(c)	—		139,148	(c)
Acceleration of vesting of equity awards
RSUs	—	—		—		2,204,610	(d)	2,204,610	(d)
Options	—	—		75,000	(e)	75,000	(e)	75,000	(e)
Benefits and perquisites
Term life insurance	—	—		—	(f)	—		—
Benefits	—	53,496	(g)	—		—		106,992	(g)
Outplacement	—	—		—		—		25,000
Total	—	1,685,346		214,148		2,279,610		6,460,750

(a)
Represents the aggregate of the pro rata portion of the retention bonus, salary for 2013, and average of paid bonuses over the most recent three bonus payments.

(b)
Represents the aggregate of Mr. Levy's target annual bonus for 2012, retention bonus, annual salary for 2013 and 2014, and target annual bonuses for 2013 and 2014.

(c)
Represents the deferred bonus in respect of 2012.

(d)
Assumes that the compensation committee treats the performance conditions for RSUs as met in the event that a change in control occurs on December 31, 2012 and assumes vesting of target number of TSR RSUs.

(e)
Represents the difference between the per share exercise price and the fair market value of the Class A Common Stock on December 30, 2012 for the unvested options granted in 2010.

(f)
The total amount payable under the group term life insurance policy for Mr. Levy is $500,000.

(g)
Represents the lump sum COBRA cost for continued health, dental and vision insurance coverage, based on rates as of December 31, 2012.

Post-employment and change in control payments—Mr. Willis

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment		Involuntary termination without cause or for good reason within twenty-four months following a change in control.
Compensation severance	$—	$257,188	(a)	$—		$—		$756,000	(b)
Amended and restated deferred bonus plan	—	—		43,969	(c)	—		43,969	(c)
Acceleration of vesting of equity awards
RSUs	—	—		—		337,206	(d)	337,206	(d)
Options	—	—		7,500	(e)	7,500	(e)	7,500	(e)
Benefits and perquisites
Term life insurance	—	—		—	(f)	—		—
Benefits	—	26,748	(g)	—		—		53,496	(g)
Outplacement	—	—		—		—		25,000
Total	—	283,936		51,469		344,706		1,223,171

(a)
Represents the aggregate of the pro rata portion of the retention bonus, salary for 2013, and average of paid bonuses over the most recent three bonus payments.

(b)
Represents the aggregate of Mr. Willis' target annual bonus for 2012, annual salary for 2013, and target annual bonus for 2013.

(c)
Represents the deferred bonus in respect of 2012.

(d)
Assumes that the compensation committee treats the performance conditions for RSUs as met in the event that a change in control occurs on December 31, 2012 and assumes vesting of target number of TSR RSUs.

(e)
Represents the difference between the per share exercise price and the fair market value of the Class A Common Stock on December 30, 2012 for the unvested options granted in 2010.

(f)
The total amount payable under the group term life insurance policy for Mr. Willis is $500,000.

(g)
Represents the lump sum COBRA cost for continued health, dental and vision insurance coverage, based on rates as of December 31, 2012.

Post-employment and change in control payments—Mr. Clarke

        As of December 31, 2012 Mr. Clarke was not entitled to any post-employment and change in control payments due to his departure from the Company in March 2012.

Audit-Related Matters

Audit Committee Report

        The audit committee has reviewed and discussed the Company's audited financial statements with our management, and has discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and by the audit committee's charter. The audit committee has received written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

        Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2012 for filing with the Securities and Exchange Commission.

Audit Committee

Matthew J. Hart, Chairman
Robert A. Milton
Wilbur L. Ross, Jr.

Independent Auditor Fees and Services

        KPMG LLP served as our independent registered public accounting firm in 2012 and 2011. Services provided by KPMG and related fees in each of those years were as follows:

	2012	2011
Audit Fees	$1,321,864	$795,245
Audit-Related Fees(1)	188,767	120,525
All Other Fees	—	—

Total Fees	1,510,631	915,770

(1)
The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under "Audit Fees" above.

Auditor Services Pre-Approval Policy

        Our audit committee has approved and adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which services to be performed by our independent registered public accounting firm are to be pre-approved. The policy provides that the audit committee will annually consider for approval, and approve as it deems appropriate and consistent with the policy and applicable law, a schedule listing proposed engagements and specified audit and non-audit services expected to be provided by the independent registered public accounting firm commencing during the upcoming year. As stated in the policy, in determining whether to pre-approve services, the audit committee may consider, among other factors: (1) whether the services are consistent with applicable rules on auditor independence; (2) whether the independent registered public accounting firm is best positioned to provide the services in an effective and efficient manner, taking into consideration its familiarity with our business, people, culture, accounting systems, risk profile and other factors; and (3) whether the services might enhance our ability to manage or control risk or improve audit quality. Under the policy, the audit committee may delegate preapproval authority to one or more of its members. The policy contemplates that our Chief Financial Officer, or his designee, will provide a quarterly report to the audit committee listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year and the previous quarter, including a reconciliation of the actual fees of the independent auditors compared to the budget for such services as approved by the audit committee.

        The audit committee approved all audit and audit-related services provided by KPMG during 2012 in accordance with this policy.

 Other Matters

Certain Relationships and Related Person Transactions

        In accordance with our written Related Person Transaction Policy, the nominating and corporate governance committee must review and approve or ratify any transaction in which the amount involved exceeds $120,000 if any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Class A Common Stock, or any of their respective immediate family members, has a direct or indirect material interest. Certain limited types of related person transactions are deemed to be pre-approved by the nominating and corporate governance committee even if the amount involved exceeds $120,000. In addition, the Chairman of the nominating and corporate governance committee has been delegated the authority to approve or ratify any related person transaction if the amount involved is expected to be less than $1 million. Out of an abundance of caution, the nominating and corporate governance committee will sometimes review and approve or ratify transactions with a related person or an entity affiliated with a related person, even if the related person does not have a direct or indirect material interest in the transaction.

        The Company has several agreements with Commonwealth Bank of Australia and/or its subsidiaries (collectively "Commonwealth Bank"). Commonwealth Bank beneficially owns more than 5% of our Class A Common Stock, and one of our directors, Mr. Saines, is Group Executive of the Institutional Banking and Markets division of Commonwealth Bank. All of the transactions described below have been approved or ratified in accordance with our Related Person Transaction Policy.

  In March 2011 we sold to a Commonwealth Bank subsidiary an Airbus A320-200 aircraft that we had agreed to purchase from and lease back to a third-party airline. We also assigned to the Commonwealth Bank subsidiary our rights and obligations under the lease and agreed to manage the leasing and remarketing of the aircraft for the Commonwealth Bank subsidiary. Pursuant to a servicing agreement, Commonwealth Bank (a) paid us an acquisition fee for the aircraft; (b) pays us a percentage of the contracted rent and the rent actually collected each month; and (c) will pay us a percentage of the proceeds if the aircraft is sold. We expect to earn more than US$854,000 in fees under the servicing agreement in connection with the acquisition of the aircraft and management of the current lease.

  In April 2012, we sold to a Commonwealth Bank subsidiary a Boeing 777-300ER aircraft that we had agreed to purchase from and lease back to a third party airline. We also assigned to the Commonwealth Bank subsidiary our rights and obligations under the lease and agreed to manage the leasing and remarketing of the aircraft for the Commonwealth Bank subsidiary. Pursuant to a servicing agreement, Commonwealth Bank: (a) paid us an acquisition fee for the aircraft; (b) pays us a percentage of the contracted rent and the rent actually collected each month; and (c) will pay us a percentage of the proceeds if the aircraft is sold. We expect to earn more than $3,921,000 million in fees under the servicing agreement in connection with the acquisition of the aircraft and management of the current lease.

  In December 2011, we entered into an agreement with a Commonwealth Bank subsidiary to manage the leasing and remarketing of an Airbus A320-200 aircraft that was acquired by the Commonwealth Bank subsidiary. Pursuant to a servicing agreement, Commonwealth Bank pays us a percentage of the rent actually collected and will pay us a percentage of the proceeds if the aircraft is sold. We expect to earn more than $241,000 in fees under the servicing agreement in connection with the management of the current lease.

  In December 2012, we sold an Airbus A320-200 to a subsidiary of Commonwealth Bank and assigned to the subsidiary our rights and obligations under the current lease for the aircraft. We also agreed to manage the leasing and remarketing of the aircraft for the Commonwealth Bank subsidiary. Pursuant to a servicing agreement, Commonwealth Bank pays us a percentage of the contracted rent and the rent actually collected each month and will pay us a percentage of the proceeds if the aircraft is sold. As a result of the sale, we realized a gain of $1,920,792. In addition, we expect to earn more than $989,000 in fees under the servicing agreement in connection with the management of the current lease.

Stockholder Proposals and Director Nominations for our 2014 Annual Meeting of Stockholders

        To be included in the proxy statement and form of proxy for our 2014 annual meeting of stockholders, we must receive no later than December 3, 2013 any stockholder proposal that a stockholder intends to be presented at the meeting.

        Under our bylaws, written notice of nominations to the Board of Directors and any other business proposed by a stockholder of record that is not to be included in the proxy statement for the 2014 annual meeting of stockholders must be received by the Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of this year's Annual Meeting (so long as the 2014 annual meeting is held no more than 30 days before and no more than 70 days after such anniversary). Accordingly, notice of any such nominations or other business meeting all of the requirements set forth in our bylaws must be received by the Secretary between January 8, 2014 and February 7, 2014. SEC rules permit the Company's management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote.

* * *

Appendix A

AMENDED AND RESTATED
AIR LEASE CORPORATION
2010 EQUITY INCENTIVE PLAN
(Effective as of June 4, 2010 and amended as of February 15, 2011 and as further amended as of February 26, 2013)

1.     Purpose

        The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide a means whereby officers, employees, directors and/or consultants of the Company and its Affiliates can acquire and maintain Common Stock ownership, or be paid incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and promoting an identity of interest between shareholders and these persons.

        So that the appropriate incentive can be provided, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Bonus Awards and Incentive Bonus Awards, or any combination of the foregoing.

2.     Definitions

        For purposes of this Plan, the following terms are defined as set forth below:

          (a)   "162(m) Effective Date" means the first date on which Awards granted under the Plan do not qualify for an exemption from the deduction limitations of Section 162(m) of the Code on account of an exemption, or a transition or grandfather rule.

          (b)   "Affiliate" means, with respect to any specified entity, any other entity that directly or indirectly is controlled by, controls, or is under common control with such specified entity.

          (c)   "Applicable Exchange" means the securities exchange as may at the applicable time be the principal market for the Common Stock.

          (d)   "Award" means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Stock Bonus Award or Incentive Bonus Award granted pursuant to the terms of this Plan.

          (e)   "Award Agreement" means a written or electronic document or agreement setting forth the terms and conditions of a specific Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee.

          (f)    "Beneficial Ownership" shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

          (g)   "Board" means the Board of Directors of the Company.

          (h)   "Cause" means, unless otherwise provided in an Award Agreement, (i) "Cause" as defined in any employment, consulting or similar agreement with the Company or any of its Affiliates to which the applicable Participant is a party (an "Individual Agreement"), or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties (other than as a result of his incapacity due to physical or mental illness or injury) as determined by the Committee; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) conduct by a Participant that is injurious to the Company or an Affiliate, or an act of fraud, embezzlement, misrepresentation or breach of a fiduciary duty against the Company or any of its Subsidiaries, as determined by the Committee; (D) a breach by a Participant of any nondisclosure, non-solicitation or noncompetition obligation owed to the Company or any of its Affiliates; or (E) the failure of a Participant to follow instructions of the Board or his direct superiors.

          (i)    "Change in Control" shall, unless in the case of a particular Award where the applicable Award Agreement states otherwise or contains a different definition of "Change in Control," for the purpose of this Plan, be the first to occur following the Effective Date of:

              (i)  the acquisition by any Person or Group of Beneficial Ownership of 35% or more (on a fully diluted basis) of either (A) the then outstanding shares of all classes of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise or settlement of any similar right to acquire such common stock (the "Outstanding Company Common Stock"), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate, (II) any acquisition directly from the Company, (III) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate or (IV) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iv) of this Section 2(i);

             (ii)  individuals who, on the Effective Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

            (iii)  a complete dissolution or liquidation of the Company; or

            (iv)  the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of the assets of the Company or similar form of corporate transaction involving the Company that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), in each case, unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the "Surviving Company") or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Company (the "Parent Company") is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting

    Securities among the holders thereof immediately prior to the Business Combination, (B) no Person or Group (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least two-thirds of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

  The Company's closing of a public offering of any class of the Company's common stock pursuant to a registration statement declared effective under the Securities Act (and any reorganization transactions consummated in connection therewith) shall in no event, by itself, be deemed a Change in Control for purposes of this Plan or any Award Agreement.

          (j)    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference in the Plan to any specific section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations and guidance under such section.

          (k)   "Committee" means a committee appointed by the Board to administer the Plan or, if no such committee has been appointed by the Board, the Board.

          (l)    "Common Stock" means the Class A common stock, par value $0.01 per share, of the Company, and any stock into which such common stock may be converted or into which it may be exchanged.

          (m)  "Company" means Air Lease Corporation, or its successor.

          (n)   "Date of Grant" means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization or, if there is no such date, the date indicated on the applicable Award Agreement.

          (o)   "Disability" means, unless otherwise provided in an Award Agreement, the Company or an Affiliate having cause to terminate a Participant's employment or service on account of "disability," as defined in any existing Individual Agreement, or, in the absence of such an Individual Agreement, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an Affiliate or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced or, as determined by the Committee, based upon medical evidence acceptable to it. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

          (p)   "Disaffiliation" means a Subsidiary's or Affiliate's ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company, of the stock of the Subsidiary or Affiliate or a sale of a division of the Company and its Affiliates).

          (q)   "Effective Date" means immediately prior to the first consummation to occur after Board approval of this Plan of an offering and concurrent private placement of shares of the Company's Common Stock and Class B non-voting common stock, par value $0.01 per share, pursuant to Rule 144A, Regulation S and Regulation D under the Securities Act.

          (r)   "Eligible Person" means any director, officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates, or any prospective employee and consultant who has accepted an offer of employment or consultancy from the Company or its Subsidiaries or Affiliates.

          (s)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (t)    "Fair Market Value" means, as of a given date, the closing price of the Common Stock on the Applicable Exchange on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is not then listed on any national securities exchange but is traded over the counter at the time determination of its Fair Market Value is required to be made, its Fair Market Value shall be deemed to be equal to the average between the reported high and low sales prices of Common Stock on the most recent date on which the Common Stock was publicly traded. If the Common Stock is not publicly traded at the time a determination of its Fair Market Value is made, the Committee shall determine its Fair Market Value in good faith in such manner as it deems appropriate (such determination to be made in a manner that satisfies Section 409A of the Code (to the extent applicable)).

          (u)   "Full-Value Awards" means an Award that is not an Option or Stock Appreciation Right.

          (v)   "Group" shall have the meaning given in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

          (w)  "Incentive Bonus" means a bonus opportunity awarded under Section 11 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such Performance Goals as are specified in the Award Agreement. Nothing herein shall be construed as creating any limitations on the Company's ability to adopt such other incentive arrangements as either may deem desirable, including without limitation, annual and/or long-term cash-based incentive compensation plans.

          (x)   "Incentive Stock Option" means an Option granted by the Committee to a Participant under the Plan that is intended to qualify as an incentive stock option as described in Section 422 of the Code.

          (y)   "Individual Agreement" has the meaning set forth in the definition of Cause in Section 2(h).

          (z)   "Nonqualified Stock Option" means an Option granted by the Committee to a Participant under the Plan that is not designated by the Committee as an Incentive Stock Option.

          (aa) "Offerings" means (i) all issuances by the Company of shares of any class of the Company's common stock pursuant to an exemption from the registration requirements under the Securities Act (including, without limitation, offerings and/or private placements pursuant to Rule 144A, Regulation S or Regulation D promulgated under the Securities Act) through the date of closing of an initial public offering by the Company of shares of any class of the Company's common stock registered under the Securities Act, excluding any issuances prior to the initial date of adoption of this Plan of shares of Common Stock at a price of $2.00 per share (the "Pre-IPO Offerings"), and (ii) an initial public offering by the Company of shares of any class of the Company's common stock registered under the Securities Act (an "IPO Offering").

          (bb) "Option" means an Award granted under Section 7.

          (cc) "Option Price" means the exercise price for an Option as described in Section 7(a).

          (dd) "Parent" means any parent of the Company, as defined in Section 424(e) of the Code.

          (ee) "Participant" means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6.

          (ff)  "Performance-Based Award" means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction or attainment of one or more Performance Goals.

          (gg) "Performance Goals" means the performance objectives established for the purpose of determining the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to a Performance-Based Award. To the extent a Performance-Based Award is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, (A) the Performance Goals shall be established with reference to one or more of the following, either on a Company-wide basis or, as relevant, in respect of one or more Affiliates, Subsidiaries, divisions, departments or operations of the Company: earnings (gross, net, pre-tax, post-tax or per share), net profit after tax, net operating profit, EBITDA, adjusted EBITDA, gross profit, cash generation (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), unit volume, market share, sales, asset quality, earnings per share, operating income, net income, adjusted net income, revenues, return on assets (pre-tax or post-tax), return on operating assets, return on equity (pre-tax or post-tax), return on capital, return on invested capital, return on sales, return on revenue, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, gross or operating margins (pre-tax or post-tax), productivity ratios, expense targets, margins, operating efficiency, lease placement of aircraft, working capital targets, change in working capital, economic value added customer satisfaction, marketing spending efficiency, core non-interest income, book value, change in working capital, return on capital, and/or stock price, with respect to the Company or any Subsidiary, Affiliate, division or department of the Company and (B) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Such Performance Goals also may be based upon the attaining of specified levels of Company, Subsidiary, Affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries.

          (hh) "Performance Period" means that period of time determined by the Committee over which performance is measured for the purpose of determining a Participant's right to, and the payment value of, any Performance-Based Award.

          (ii)   "Person" shall mean an individual or a corporation, association, partnership, limited liability company, joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

          (jj)   "Plan" means this Air Lease Corporation 2010 Equity Incentive Plan, as amended from time to time.

          (kk) "Restricted Period" means, with respect to any share of Restricted Stock or any Restricted Stock Unit, the period of time determined by the Committee during which such Award is subject to the restrictions set forth in Section 9.

          (ll)   "Restricted Stock" means an Award of shares of Common Stock issued or transferred to a Participant subject to forfeiture and the other restrictions set forth in Section 9.

          (mm)  "Restricted Stock Unit" means an Award granted to a Participant pursuant to Section 9 pursuant to which Common Stock or cash in lieu thereof may be issued in the future.

          (nn) "Securities Act" means the Securities Act of 1933, as amended.

          (oo) "Stock Appreciation Right" or "SAR" means an Award granted under Section 8 of the Plan.

          (pp) "Stock Bonus" means an Award granted under Section 10 of the Plan.

          (qq) "Strike Price" means, in respect of an SAR, (i) in the case of a Tandem SAR, the Option Price of the related Option, or (ii) in the case of a Free-Standing SAR, the Fair Market Value on the Date of Grant.

          (rr)  "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

          (ss)  "Termination of Service" means the termination of the applicable Participant's employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant's employment with the Company and any of its Subsidiaries or Affiliates, or membership on the Board, terminates but such Participant continues to provide services to the Company and its Affiliates in a nonemployee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Service. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall not be deemed to incur a Termination of Service if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant immediately thereafter becomes an employee of (or service provider for), the Company or another Subsidiary or Affiliate. Notwithstanding the foregoing, with respect to any Award that constitutes a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code, "Termination of Service" shall mean a "separation from service" as defined under Section 409A of the Code.

3.     Effective Date, Duration and Shareholder Approval

        The Plan was adopted by the Board on April 29, 2010 and will be effective on the Effective Date. All Awards granted under the Plan are subject to, and may not be exercised before, the approval of the Plan by shareholders prior to the first anniversary date of the Effective Date, by the affirmative vote of the holders of a majority of the combined voting power of the outstanding voting securities of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company's shareholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the shareholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void.

        The expiration date of the Plan, on and after which no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date (the "Expiration Date"); provided, however, that the administration of the Plan shall continue in effect until all matters relating to Awards previously granted have been settled. Awards outstanding as of the Expiration Date shall not be affected or impaired by termination of the Plan.

4.     Administration

          (a)   The Plan shall be administered by the Committee or such other committee of the Board as the Board may from time to time designate. The Committee may only act by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance-Based Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. The Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Board hereby designates the Secretary of the Company and the head of the Company's human resource function to assist the Committee in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. In addition, the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

          (b)   Subject to the terms and conditions of the Plan and applicable law, the Committee shall have, in addition to other express powers and authorizations conferred on the Committee by the Plan, the power to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) establish any "blackout" period that the Committee in its sole discretion deems necessary or advisable; and (x) make any other determination and take any other action specified under the Plan or that the Committee deems necessary or desirable for the administration of the Plan. The Committee may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after Termination of Service and, except as otherwise provided herein, adjust any of the terms of any Award. The Committee may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Committee, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable.

          (c)   All designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all parties, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any shareholder.

          (d)   The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement's being signed by the

  Company and/or the Participant's receiving the Award unless specifically so provided in the Award Agreement.

5.     Shares Subject to the Plan

          (a)   Subject to Section 13, the maximum number of shares of Common Stock that may be issued under the Plan is the sum of (i) 10% of the aggregate number of shares of common stock issued in the Pre-IPO Offerings and (ii) 5% of the aggregate number of shares of common stock issued in an IPO Offering. The maximum number of shares of Common Stock that may be granted pursuant to Options intended to be Incentive Stock Options is 6,500,000 shares, which number shall be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. Subject to Section 13, the maximum number of shares of Common Stock that may be granted pursuant to Restricted Stock Awards, Restricted Stock Unit Awards, Stock Bonus Awards or Incentive Bonus Awards under the Plan is 5% of the aggregate number of shares of common stock issued in the Offerings.

          (b)   To the extent that any Award is forfeited, or any Option or Stock Appreciation Right terminates, expires or lapses without being exercised, or any Award is settled for cash, the shares of Common Stock subject to such Award not delivered as a result thereof shall again be available for Awards under the Plan.

          (c)   If the Option Price of any Option and/or the tax withholding obligations relating to any Award are satisfied by the Participant delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock delivered or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered because such shares are withheld to satisfy the Option Price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

          (d)   Common Stock delivered by the Company in settlement of Awards may be authorized and unissued Common Stock, Common Stock held in the treasury of the Company, Common Stock purchased on the open market or by private purchase or a combination of the foregoing.

          (e)   On and after the 162(m) Effective Date, no person may be granted Awards under the Plan during any calendar year with respect to more than 4,000,000 shares of Common Stock, which number shall be adjusted pursuant to Section 13, and shares otherwise counted against such number, only in a manner that will not cause the Awards granted under the Plan to fail to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code. On and after the 162(m) Effective Date, the maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall not exceed $5,000,000.

6.     Eligibility

        Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.     Options

        The Committee is authorized to grant one or more Incentive Stock Options or Nonqualified Stock Options to any Eligible Person; provided, however, that no Incentive Stock Option shall be granted to any Eligible Person who is not an employee of the Company or a Parent or Subsidiary (within the meaning of Section 424(f) of the Code). Each Option shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the following conditions, or to such other conditions as may be reflected in the applicable Award Agreement.

          (a)   Option Price.    The Option Price per share of Common Stock for each Option shall be set by the Committee at the time of grant but shall not be less than the Fair Market Value of a share of Common Stock at the Date of Grant.

          (b)   Manner of Exercise and Form of Payment.    No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Option Price therefor is received by the Company. Options that have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable in cash and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company). In addition, the Option Price may be payable by such other method as the Committee may allow, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option and withholding of shares of Common Stock otherwise deliverable upon exercise.

          (c)   Vesting, Option Period and Expiration.    Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the "Option Period"). If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires.

          (d)   Disqualifying Dispositions of Incentive Stock Options.    Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option.

          (e)   Incentive Stock Option Grants to 10% Shareholders.    Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Parent or Subsidiary, the Option Period shall not exceed five years from the Date of Grant of such Option and the Option Price shall be at least 110% of the Fair Market Value (on the Date of Grant) of the Common Stock subject to the Option.

          (f)    $100,000 Per Year Limitation for Incentive Stock Options.    To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

8.     Stock Appreciation Rights

        Any Option granted under the Plan may include SARs, either at the Date of Grant or, except in the case of an Incentive Stock Option, by subsequent amendment (SARs that are granted in conjunction with an Option are referred to in this Plan as "Tandem SARs"). The Committee also may award SARs to Eligible Persons independent of any Option (SARs that are granted independent of any

Option are referred to in this Plan as "Free-Standing SARs"). Each SAR shall be evidenced by an Award Agreement. Each SAR shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose as set forth in the applicable Award Agreement, including, but not limited to, the following:

          (a)   Vesting, Transferability and Expiration.    Tandem SARs shall become exercisable, be transferable and shall expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding Option. Free-Standing SARs shall become exercisable, be transferable and shall expire in accordance with a vesting schedule, transferability rules and expiration provisions as established by the Committee and reflected in an Award Agreement.

          (b)   Payment.    Upon the exercise of an SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price. The Company shall pay such excess in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Fractional shares shall be settled in cash.

          (c)   Method of Exercise.    A Participant may exercise an SAR at such time or times as may be determined by the Committee at the time of grant by filing an irrevocable written notice with the Committee or its designee, specifying the number of SARs to be exercised.

          (d)   Expiration.    Except as otherwise provided in the case of Tandem SARs, a SAR shall expire on a date designated by the Committee that is not later than ten years after the Date of Grant of the SAR.

9.     Restricted Stock Awards and Restricted Stock Units

          (a)   Award of Restricted Stock and Restricted Stock Units.

              (i)  The Committee shall have the authority to grant Restricted Stock and Restricted Stock Units to Eligible Persons, and to establish terms, conditions and restrictions applicable to such Restricted Stock and Restricted Stock Units, including (A) the Restricted Period, (B) the time or times at which Restricted Stock or Restricted Stock Units shall be granted or become vested, including upon the attainment of performance conditions (whether or not such conditions are Performance Goals) or upon both the attainment of performance conditions (whether or not such conditions are Performance Goals) and the continued service of the applicable Participant and (C) the number of shares or units to be covered by each grant. Each Restricted Stock and Restricted Stock Unit Award shall be evidenced by an Award Agreement.

             (ii)  Subject to the restrictions set forth in Section 9(b), the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock. The Award Agreement for Restricted Stock shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of dividends payable in respect of the shares underlying the Restricted Stock Award, including whether any such dividends will be held subject to the vesting of the Restricted Stock, subject to Section 12(e) below in the case of dividends settled in Common Stock.

            (iii)  Awards of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

            (iv)  No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted and the Company will not be required to set aside a fund for the payment of any such Award. The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of dividends payable in respect of the shares underlying the Restricted Stock Units, including whether any such dividends will be held subject to the vesting of the underlying Restricted Stock Units, subject to Section 12(e) below in the case of dividends settled in Common Stock.

          (b)   Restrictions.

              (i)  Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement and (B) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement and, to the extent such shares are forfeited, the stock certificates shall be returned to the Company and all rights of the Participant to such shares and as a shareholder shall terminate without further obligation on the part of the Company.

             (ii)  Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

          (c)   Restricted Period.    The Restricted Period of Restricted Stock and Restricted Stock Units shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Stock and Restricted Stock Units indicated in a schedule established by the Committee in the applicable Award Agreement.

          (d)   Delivery of Restricted Stock and Settlement of Restricted Stock Units.

              (i)  Restricted Stock. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock and/or the satisfaction of any applicable Performance Goals, the restrictions set forth in Section 9(b) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement.

             (ii)  Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units the Company shall deliver to the Participant, or his beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit ("Vested Unit"); provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units or (ii) delay the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period; provided, that any such delay must comply with Section 409A of the Code. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Vested Unit.

          (e)   Applicability of Section 162(m).    With respect to Performance-Based Awards made on and after the 162(m) Effective Date and intended to qualify as "performance-based compensation" under Section 162(m) of the Code, this Section 9 (including the substance of the Performance Goals, the timing of establishment of the Performance Goals, the adjustment of the Performance Goals and determination of the Award) shall be implemented by the Committee in a manner designed to preserve such Awards as such "performance-based compensation."

10.   Stock Bonus Awards

        The Committee may issue unrestricted Common Stock, or other Awards denominated in Common Stock (valued at Fair Market Value as of the date of payment), under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine. Stock Bonus Awards under the Plan shall be granted as, or in payment of, a bonus, or to provide incentives or recognize special achievements or contributions. With respect to Stock Bonus Awards made on and after the 162(m) Effective Date and intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee shall establish and administer Performance Goals in the manner described in Section 9 as an additional condition to the vesting and payment of such Stock Bonus Awards. The Stock Bonus Award for any Performance Period to any Participant may be reduced or eliminated by the Committee in its discretion.

11.   Incentive Bonus Awards

        Incentive Bonus Awards may be granted under the Plan at any time and from time to time on or prior to the Expiration Date. Each Incentive Bonus Award shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant. The Award Agreement shall specify the terms and conditions of the Incentive Bonus Award, including without limitation, (a) the target and maximum amount payable to the Participant as an Incentive Bonus Award, (b) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (c) the term of the Performance Period, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Bonus Award prior to actual payment, (f) forfeiture provisions and (g) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. Payment of the amount due under an Incentive Bonus Award may be made in cash or in Common Stock, as determined by the Committee. With respect to Incentive Bonus Awards made on and after the 162(m) Effective Date and intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee shall establish and administer Performance Goals in the manner described in Section 9 as an additional condition to the vesting and payment of such Incentive Bonus Awards. The Incentive Bonus Award for any Performance Period to any Participant may be reduced or eliminated by the Committee in its discretion. Incentive Bonus Awards payable hereunder may be pursuant to one or more subplans.

12.   General

          (a)   Additional Provisions of an Award.    Awards to a Participant under the Plan also may be subject to such other provisions, restrictions, conditions or limitations (whether or not applicable to Awards granted to any other Participant) as the Committee determines appropriate including, without limitation, (i) provisions for the forfeiture of or restrictions on resale or other disposition of shares of Common Stock acquired under any Award, (ii) provisions giving the Company the right to repurchase shares of Common Stock acquired under any Award in the event the Participant elects to dispose of such shares, (iii) provisions allowing the Participant to elect to defer the receipt of payment in respect of Awards for a specified period or until a specified event, provided such provisions comply with Section 409A of the Code and (iv) provisions to comply with federal and state securities laws and federal and state tax withholding requirements. Without limiting the foregoing, additional restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares issued under an Award, including without limitation (A) restrictions under an insider trading policy or pursuant to applicable law, (B) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, and (C) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

          (b)   Privileges of Stock Ownership.    Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued to that person.

          (c)   Conditions for Issuance.    The obligation of the Company to settle Awards in Common Stock or otherwise shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Common Stock under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Common Stock on the Applicable Exchange; (ii) any registration or other qualification of such Common Stock of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval or permit from any state or federal governmental agency that the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. If the shares of Common Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Common Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

          (d)   Tax Withholding.

              (i)  A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any shares of Common Stock or other property deliverable under any Award or from any compensation or other amounts owing to a Participant the amount (in cash, Common Stock or other property) of any required income tax withholding and payroll taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding and taxes.

             (ii)  Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability) by (A) delivery of shares of Common Stock owned by the Participant with a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability.

          (e)   Limitation on Dividend Reinvestment and Dividend Equivalents.    Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Common Stock with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient shares of Common Stock are available under Section 5 for such reinvestment or payment (taking into account then-outstanding Awards). In the event that sufficient shares of Common Stock are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 12(e).

          (f)    Claim to Awards and Employment Rights.    No employee of the Company, Subsidiary or Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate.

          (g)   No Liability of Committee Members.    No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles or Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

          (h)   Governing Law.    The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

          (i)    Funding.    No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

          (j)    Nontransferability.

              (i)  Each Award shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, Subsidiary or Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

             (ii)  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards other than Incentive Stock Options to be transferred by a Participant without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to:

      (A)
      any person who is a "family member" of the Participant, as such term is used in the instructions to Form S-8 (collectively, the "Immediate Family Members");

      (B)
      a trust solely for the benefit of the Participant and his Immediate Family Members;

      (C)
      a partnership or limited liability company whose only partners or shareholders are the Participant and his Immediate Family Members; or

      (D)
      any other transferee as may be approved either (1) by the Board or the Committee in its sole discretion or (2) as provided in the applicable Award Agreement;

    (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a "Permitted Transferee"); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of this Plan and any applicable Award Agreement.

            (iii)  The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in this Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant's employment by, or services to, the Company, or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

          (k)   Section 409A of the Code.    It is the intention of the Company that no Award shall be "deferred compensation" subject to Section 409A of the Code, unless and to the extent that the

  Committee specifically determines otherwise as provided in this Section 12(k), and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement and shall comply in all respects with Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a "nonqualified deferred compensation plan" subject to Section 409A of the Code that has been granted to a Participant who is a "specified employee" (within the meaning of Section 409A) on the date of the Participant's Termination of Service, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to such Award upon the Participant's Termination of Service shall be delayed until the earlier of (i) the first day of the seventh month following the Participant's Termination of Service and (ii) the Participant's death.

          (l)    Relationship to Other Benefits.    No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as otherwise specifically provided in such other plan.

          (m)  Subsidiary Employee.    In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares underlying Awards that are forfeited or canceled should revert to the Company.

          (n)   Foreign Employees and Foreign Law Considerations.    The Committee may grant Awards to Eligible Persons who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

          (o)   No Contract of Employment.    The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

          (p)   Titles and Headings.    The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

          (q)   Severability.    If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

13.   Changes in Capital Structure

          (a)   In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a "Corporate Transaction"), the Committee or the Board shall make such substitutions or adjustments as it deems equitable to (A) the aggregate number and kind of shares of Common Stock or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Section 5 upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of shares of Common Stock or other securities subject to outstanding Awards and (D) the exercise price of outstanding Options and Stock Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Common Stock subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate or division or by the entity that controls such Subsidiary, Affiliate or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

          (b)   In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a "Stock Change"), the Committee or the Board shall make such substitutions or adjustments as it deems equitable to (i) the aggregate number and kind of shares of Common Stock or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Section 5 upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of shares of Common Stock or other securities subject to outstanding Awards and (iv) the exercise price of outstanding Options and Stock Appreciation Rights.

          (c)   The Committee may adjust in its sole discretion the Performance Goals applicable to any Awards to reflect any Stock Change and any Corporate Transaction and any unusual or nonrecurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company's financial statements, notes to the financial statements, management's discussion and analysis or the Company's other SEC filings; provided that with respect to Awards granted on and after the 162(m) Effective Date that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

          (d)   Any adjustment under this Section 13 need not be the same for all Participants.

          (e)   Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section 13 to Awards that are considered "deferred compensation" within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to this Section 13 to Awards that are not considered "deferred compensation" subject to Section 409A of the Code shall be made in such a manner as to ensure that, after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to this Section 13 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto.

14.   Effect of Change in Control

          (a)   Impact of Event/Single Trigger.    Unless otherwise provided by the Committee in the applicable Award Agreement or at any other time prior to the occurrence of a Change in Control, and subject to Section 13, notwithstanding any other provision of the Plan to the contrary, immediately upon the occurrence of a Change in Control:

              (i)  any Options and Stock Appreciation Rights outstanding that are not then exercisable and vested shall become fully exercisable and vested;

             (ii)  the restrictions, including the Restricted Period, which may differ with respect to each grantee, and deferral limitations applicable to any Restricted Stock shall lapse and such Restricted Stock shall become free of all restrictions and become fully vested and transferable;

            (iii)  all Restricted Stock Units shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable in the form set forth in the applicable Award Agreement; provided, however, that with respect to any Restricted Stock Unit that constitutes a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code, the settlement of each such Restricted Stock Unit pursuant to this Section 14(a)(iii) shall not occur until the earliest of (A) the Change in Control if such Change in Control constitutes a "change in the ownership of the corporation," a "change in effective control of the corporation" or a "change in the ownership of a substantial portion of the assets of the corporation," within the meaning of Section 409A(a)(2)(A)(v) of the Code (each, a "409A Change in Control") and (B) the date such Restricted Stock Units would otherwise be settled pursuant to the terms of the Award Agreement;

            (iv)  with respect to Performance-Based Awards, the Committee may in its discretion provide that all incomplete Performance Periods in effect on the date the Change in Control occurs shall end on the date of such Change in Control and, if the Committee exercises such discretion, the Committee shall (A) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant and (B) cause to be paid to each Participant partial or full Awards with respect to Performance Goals for each such Performance Period based upon the Committee's determination of the degree of attainment of Performance Goals; provided, however, that with respect to any Performance-Based Award that constitutes a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code, the payment of each such Award pursuant to this Section 14(a)(iv) shall not occur until the earliest of (1) the Change in Control if such Change in Control constitutes a 409A Change in Control and (2) the date such Award would otherwise be settled pursuant to the terms of the Award Agreement;

             (v)  the Committee may in its discretion, and upon at least 10 days' advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event; and

            (vi)  the Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan's purposes.

          (b)   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participants' rights under the Plan in any agreement or plan that it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

15.   Nonexclusivity of the Plan

        Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

16.   Amendments and Termination

          (a)   Amendment and Termination of the Plan.    The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan; and provided further that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, except such an amendment made to comply with applicable law, including, without limitation, Section 409A of the Code, Applicable Exchange rules or accounting rules. In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 13, to decrease the exercise price thereof, cancelled in conjunction with the grant of any new Option or Free-Standing SAR with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a "repricing" of such Option or Free-Standing SAR, unless such amendment, cancellation or action is approved by the Company's shareholders.

          (b)   Amendment of Award Agreements.    The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

Appendix B

AIR LEASE CORPORATION
2013 CASH BONUS PLAN

February 25, 2013

1.
Purpose.

        The purpose of the Air Lease Corporation 2013 Cash Bonus Plan (the "Plan") is to provide annual cash awards to top management that recognize and reward the achievement of corporate performance goals. This Plan is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

2.
Effective Date of Plan.

        The Plan shall be effective as of January 1, 2013, upon approval of the Plan by the stockholders of Air Lease Corporation (the "Corporation") at its annual meeting of stockholders in 2013. If the stockholders of the Corporation do not approve the Plan at such time, all grants of awards awarded under the Plan shall be null and void and of no force or effect.

3.
Plan Administration.

        The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Corporation (the "Board"), which shall consist of members appointed from time to time by the Board. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code. The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan, except that the Committee (but not the Board) shall have no authority to take any action that would cause any award to any Participant to fail to qualify as "performance-based compensation" under Section 162(m) of the Code. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (a) shall be within the sole discretion of the Committee, (b) may be made at any time, and (c) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants in the Plan, their legal representatives and beneficiaries and employees of the Corporation and its subsidiaries.

4.
Eligibility.

        The Chief Executive Officer and all other executive officers of the Corporation and its subsidiaries are eligible to participate in the Plan, if designated by the Committee (each, a "Participant").

5.
Incentive Awards.

          5.1.  Awards granted to Participants under this Plan represent the opportunity to receive a cash payment determined under this Section 5, subject to the terms and conditions of this Plan (each, an "Incentive Award"). The maximum Incentive Award payable to any Participant for any single performance period shall be limited to no more than thirty percent of the Incentive Pool (as defined in Section 7) for the Chief Executive Officer, twenty-five percent of the Incentive Pool for the President and fifteen percent of the Incentive Pool for each of the other Participants. The aggregate maximum Incentive Awards payable to all Participants in the Plan may not exceed one hundred percent of the Incentive Pool.

          5.2.  Notwithstanding the foregoing provisions, the Committee shall retain discretion to reduce (but not increase) the amount of the Incentive Award otherwise payable to any one or more Participants under this Plan. The Committee may exercise such discretion on any basis it deems appropriate (including, but not limited to, its assessment of the Corporation's performance relative to its operating or strategic goals for the performance period and/or the Participant's individual performance for such period). For purposes of clarity, if the Committee exercises its discretion to reduce the amount of any Incentive Award payable hereunder, it may not allocate the amount of such reduction to Incentive Awards payable to other Participants.

6.
Business Criteria.

        The Plan's performance goal shall be based upon the Corporation's income before taxes for the applicable performance period as shown on the Corporation's audited financial statements ("Income Before Taxes"). No Incentive Award shall be paid with respect to any performance period unless there is positive Income Before Taxes for such.

7.
Performance Goal.

        The Plan's performance goal shall be based on the Corporation's Income Before Taxes. For any performance period, the incentive compensation pool (the "Incentive Pool") which shall be available for award to Participants under the Plan shall be five percent of the Corporation's total revenue for the performance period, as shown on the Corporation's audited financial statements ("Total Revenue"), or such lesser percentage of the Corporation's Total Revenue that shall be determined by the Committee. Unless otherwise determined by the Committee, the performance period shall be the Corporation's fiscal year.

8.
Determination & Payment of Awards.

          8.1.  As soon as practicable after the end of the performance period, the Committee will determine the amount of Incentive Award earned by each Participant, based on the application of the criteria specified in this Plan. No Participant shall receive any payment under this Plan unless and until the Committee has certified, by resolution or other appropriate action in writing, the attainment of the performance goal and the determination of the Incentive Pool as required by Section 162(m) of the Code and any other material terms previously established by the Committee or set forth in this Plan applicable to the Incentive Award were in fact satisfied. The Committee shall adjust the performance goal, Incentive Pool and other provisions applicable to Incentive Awards to the extent, if any, it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (a) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (b) any change in accounting policies or practices, (c) the effects of any special charges to the Corporation's earnings, or (d) any other similar special circumstances.

          8.2.  Payments will be made promptly after determination of the amounts of the Incentive Awards by the Committee (but in no event later than the expiration of the short-term deferral period set forth in Treasury Regulation §1.409A-1(b)(4)), unless payment of an award has been deferred pursuant to Section 10.6 hereof.

          8.3.  The payment of an Incentive Award to a Participant (other than one who is party to an employment agreement with the Corporation providing for a partial year bonus) with respect to a performance period shall be conditioned upon the Participant's employment by the Corporation on the payment date for such Incentive Award.

9.
Termination, Suspension or Modification of the Plan.

        The Board may at any time, with or without notice, terminate, suspend, or modify the Plan in whole or in part, except that the Board shall not amend the Plan in violation of the law or in contravention of Treasury Regulation §1.162-27, promulgated under the Code, unless the Board finds that such amendment is in the best interest of the Corporation. The Committee is expressly permitted to make any amendments to the Plan that are not in violation of the law and that are required to conform the Plan to the requirements of Section 162(m) of the Code. The Committee may also correct any defect or any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

10.
Miscellaneous.

          10.1.  No Assignments.    No award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his/her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge encumber, charge, or otherwise dispose of any right to such award shall be void.

          10.2.  No Right of Employment.    Neither the adoption of the Plan, the determination of eligibility to participate in the Plan, nor the granting of an Incentive Award under the Plan shall confer upon any Participant any right to continue in the employ of the Corporation or any of its subsidiaries or to interfere in any way with the right of the Corporation or the subsidiary to terminate such employment at any time.

          10.3.  Tax Withholding.    The Corporation shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan.

          10.4.  Governing Law.    The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of California.

          10.5.  Other Plans.    Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board, the Corporation or any subsidiary of the Corporation to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Corporation or a subsidiary of the Corporation, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonuses is determined.

          10.6.  Deferrals of Awards.    A Participant may elect to defer payment of his/her cash award under the Plan if deferral of an award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Corporation existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program. The Corporation shall have the right defer a portion of any Incentive Award payable hereunder pursuant to the payment terms and conditions of the Corporation's Amended and Restated Deferred Bonus Plan.

          10.7.  Section 162(m).    It is the intention of the Corporation that all payments made under the Plan shall fall within the "performance-based compensation" exception contained in Section 162(m) of the Code. Thus, unless the Board expressly determines otherwise, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event, the Plan shall be construed in favor of its meeting the "performance-based compensation" exception contained in Section 162(m) of the Code.

          10.8.  Section 409A of the Code.    The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. If a Participant dies following the date of termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant's estate, or if the Participant has entered into an employment agreement with the Corporation pursuant to such agreement, within 30 days after the date of the Participant's death.

          10.9.  Recoupment.    Any Incentive Award shall be subject to any recoupment policies as may be adopted by the Corporation from time to time, including but not limited to for the purpose of complying with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations thereunder promulgated by the Securities Exchange Commission.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. AIR LEASE CORPORATION 2000 AVENUE OF THE STARS SUITE 1000N LOS ANGELES, CA 90067 M55154-P37158 AIR LEASE CORP The Board of Directors recommends you vote FOR each of the Director nominees and FOR proposals 2, 3, 4, 5, and 6: 1. Election of Directors Abstain Against For Nominees: 1a. John G. Danhaki 1b. Matthew J. Hart Against For Abstain 2. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2013. 1c. Robert A. Milton 3. Approve the material terms allowing for certain performance-based awards to be granted under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan. 1d. John L. Plueger 1e. Antony P. Ressler 4. Approve certain performance-based awards granted under the Amended and Restated Air Lease Corporation 2010 Equity Incentive Plan. 1f. Wilbur L. Ross, Jr. 5. Approve the Air Lease Corporation 2013 Cash Bonus Plan. 1g. Ian M. Saines 6. Advisory vote to approve named executive officer compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1h. Dr. Ronald D. Sugar 1i. Steven F. Udvar-Házy Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 8, 2013: The Proxy Statement and Annual Report are available online at www.proxyvote.com. M55155-P37158 AIR LEASE CORPORATION PROXY FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 8, 2013 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS Receipt of the proxy materials for the 2013 Annual Meeting of Stockholders of Air Lease Corporation (the "Company") is hereby acknowledged. The undersigned hereby appoints Steven F. Udvar-Házy and Carol H. Forsyte, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of the Company that the undersigned would be entitled to cast if personally present at the 2013 Annual Meeting of Stockholders of the Company and at any postponement or adjournment thereof. THIS PROXY WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO INSTRUCTION IS MADE, THE PROXY WILL BE VOTED AS TO ALL OF THE UNDERSIGNED'S SHARES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2, 3, 4, 5 AND 6, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M., EASTERN TIME, ON MAY 7, 2013. Continued and to be signed on reverse side